Exhibit 10.1

ASSET SALE AGREEMENT

Between

RUMFORD COGENERATION COMPANY LIMITED PARTNERSHIP

And

RUMFORD PAPER COMPANY,

As Selling Parties,

And

REENERGY RUMFORD LLC,

As Buyer

Dated as of March 16, 2011

i

ii

iii

ASSET SALE AGREEMENT

THIS ASSET SALE AGREEMENT (“Agreement”) is made and entered into as of the 16th day of March, 2011, by and among RUMFORD COGENERATION COMPANY LIMITED PARTNERSHIP, a Maine limited partnership (“Seller”), RUMFORD PAPER COMPANY, a Delaware corporation (“RPC” and together with Seller, the “Selling Parties”), and REENERGY RUMFORD LLC, a Delaware limited liability company (“Buyer”). In consideration of the representations, warranties and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the terms set forth below are defined as follows:

“Additional Survey Work” is defined in Section 5.12.1.

“Affiliate” means, (1) with respect to the Selling Parties, NewPage Corporation, a Delaware corporation, and any entity in which NewPage Corporation owns, directly or indirectly, a majority of the capital stock or other equity interests, and (2) with respect to Buyer, ReEnergy Holdings LLC, a Delaware limited liability company, and any entity in which ReEnergy Holdings LLC owns, directly or indirectly, a majority of the capital stock or other equity interests.

“Agreement” is defined in the preamble to this Agreement.

“Ancillary Agreements” means each of (1) the Assignment and Assumption Agreement, (2) the Bill of Sale, (3) the Fuel Supply Agreement, (4) the Interconnection Assignment Agreement, (5) the Joint Use Agreement, (6) the Mortgage, (7) the Quitclaim Deed, (8) the Energy Supply Agreement, (9) the Reciprocal Easement Agreement, (10) the Recovery Boiler Agreement, (11) the Secured Note, (12) the Security Agreement, (13) the Shared Services Agreement, (14) the Undivided Ownership Agreement, (15) the NewPage Guaranty; (16) the ReEnergy Guaranty; (17) the Joint Operating Committee Agreement; (18) the Non-Solicitation Agreement, and (19) any other written contract, agreement or commitment entered into by and between the Parties simultaneous with the Closing and relating to this Agreement or the transactions contemplated by this Agreement.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed and delivered by the Selling Parties and Buyer at Closing, in the form of Exhibit 1.1(A).

“Assumed Contract” is defined in Section 2.1(4).

“Assumed Liabilities” is defined in Section 2.3.

“Bill of Sale” means the bill of sale to be executed and delivered by the Selling Parties at the Closing, in the form of Exhibit 1.1(B).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Portland, Maine are authorized or required by Law to be closed.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Confidential Information” is defined in Section 5.3.2.

“Buyer Group” is defined in Section 9.2.

“Buyer’s Intended Use” means Buyer’s intended use of the Project for generation of electrical energy and/or steam as configured as of the Closing Date as modified by the modifications and improvements to the Project contemplated under Schedule 5.14.2.2.

“Buyer’s Knowledge” means, with respect to a particular fact, circumstance or condition, the actual knowledge by an individual listed below of (1) that particular fact, circumstance or condition, or (2) underlying facts, circumstances or conditions that would reasonably be expected to put a person having comparable responsibilities to that particular individual on notice of that particular fact, circumstance or condition or that would reasonably be expected to cause a person having comparable responsibilities to that particular individual to make due inquiry or investigation by contacting the appropriate party: Larry Richardson, Chief Executive Officer, Thomas Beck, Chief Commercial Officer, William Ralston, Chief Risk Officer, and Stephen Hall, Regional Manager-Energy Operations.

“Buyer Material Adverse Effect” means a violation, inaccuracy, breach, default, failure to comply, loss, effect, fact, agreement, arrangement, commitment, understanding or obligation, which, individually or collectively taken as a whole, has had or could reasonably be expected to have a material adverse effect or material adverse impact on (1) the business, financial conditions, assets, results of operations or prospects of Buyer or ReEnergy Holdings LLC; or (2) the ability of Buyer or ReEnergy Holdings LLC to perform their respective obligations under this Agreement or any Ancillary Agreements or to consummate the transactions contemplated in this Agreement or any Ancillary Agreement, and will exclude any effect resulting or arising from any (a) change in Law, (b) change in interest rates or general economic conditions in the United States, or (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

“Buyer Required Regulatory Approvals” means the approvals set forth on Exhibit 1.1(C).

“Cash Purchase Price” is defined in Section 2.6.1(b).

“Claim” means any action, arbitration, hearing, litigation, petition, claim, demand, suit or notice of noncompliance or violation (whether civil, criminal, administrative, regulatory, judicial or investigative, whether public or private) by or before any Governmental Authority or other Person.

“Closing” is defined in Section 7.1.

“Closing Date” is defined in Section 7.1.

“CMP” means Central Maine Power Company, a Maine public utility.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations adopted thereunder.

“Collective Bargaining Agreements” is defined in Section 3.17.

“Confidential Information” is defined in the Confidentiality Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement between NewPage Corporation and Buyer dated June 9, 2010.

“Contract” means any agreement, contract, contractual license, lease, commitment, consensual obligation, promise, arrangement or undertaking (whether written or oral and whether express or implied).

“CPA Firm” means a nationally recognized firm of independent certified public accountants that has not provided services to Seller, Buyer or any of their respective Affiliates during the two years prior to the Execution Date, and that is mutually appointed by Seller and Buyer.

“Documents” means all existing and available files, documents, instruments, papers, books, reports, tapes, microfilms, photographs, maps, drawings, blue prints, designs and as-built plans, letters, ledgers, journals, maintenance records, soil and other Environmental Condition reports, engineering and building plans, regulatory filings, operating data and plans, technical and user documentation, and other similar materials primarily related to the Project, the Purchased Assets, or the Assumed Liabilities, in each case whether or not in electronic form. Documents do not include: (1) information which, if provided to Buyer, would violate any Law or Order or the Governing Documents of the Selling Parties or their Affiliates, (2) bids, letters of intent, expressions of interest, or other proposals received by the Selling Parties or their Affiliates from any Person in connection with the transactions contemplated by this Agreement or otherwise, and information and analyses relating to such communications and transactions, (3) any information, the disclosure of which would jeopardize any legal privilege available to the Selling Parties or their Affiliates relating to such information or would cause the Selling Parties or their Affiliates to breach a confidentiality obligation by which it is bound, except for such information that is material to Buyer’s Intended Use and the disclosure of which can be arranged subject to a mutually-agreeable written confidentially arrangement that is in effect at the time of disclosure, (4) any valuations of or related to the Project, the Purchased Assets or the Assumed Liabilities, or (5) any information management systems of Seller or any of its Affiliates that are not used exclusively in connection with the Purchased Assets, exclusive of any data contained therein primarily related to the Project, the Purchased Assets or the Assumed Liabilities, which shall be deemed included within the definition of Documents.

“Defect Notice” is defined in Section 5.12.2.

“Easement Rights” means the easements to be granted by RPC to Buyer in the Quitclaim Deed and the Reciprocal Easement Agreement, as applicable.

“Effective Time” means 12:01 a.m. on the Closing Date.

“Energy Supply Agreement” means the energy supply agreement to be executed and delivered by RPC and Buyer at the Closing, the summary terms of which are set forth on Exhibit 1.1(D).

“Environment” means all or any of the following: real property, soil, land surface and subsurface strata, water vapor, surface waters (including navigable waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, sediments, ambient air (including the air within buildings and the air within other natural or man-made structures above or below ground), fish, plant and animal life, and any other natural resource.

“Environmental Claim” means any past, present or future Claim relating to an Environmental Condition, including a related Claim by any Governmental Authority or other Person seeking Remedial Action or other relief pursuant to any Environmental Law.

“Environmental Condition” means any condition, known or unknown, foreseen or unforeseen, relating to or arising out of: (1) a Release, (2) violation of any Environmental Law or Environmental Permit, (3) the presence of any Hazardous Material, or (4) the handling of Hazardous Materials.

“Environmental Laws” means any Law or Order, in each case as amended and in effect as of the Closing Date, regulating or otherwise relating to (1) the protection of human health or the protection, preservation or restoration of the Environment; (2) the exposure to, or the management, manufacture, possession, presence, use, storage, recycling, abatement, removal, remediation, treatment, generation, transportation, processing, handling, labeling, production, or disposal of any Hazardous Material, or (3) the Release or threatened Release of Hazardous Material into the Environment. Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq.; the Oil Pollution Act, 33 U.S.C. § 2701, et seq.; the Endangered Species Act, 16 U.S.C. § 1531, et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321, et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001, et seq.; Atomic Energy Act, 42 U.S.C. § 2014, et seq.; Nuclear Waste Policy Act, 42 U.S.C. § 10101, et seq.; and their state and local counterparts or equivalents, all as amended from time to time, and regulations issued pursuant to any of those statutes.

“Environmental Permits” means any consent, license, registration, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority pursuant to applicable Environmental Laws that are used or held by either Selling Party for the operation of the Purchased Assets.

“Estimated Restoration Costs” is defined in Section 5.13.1.

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.4.

“Excluded Real Property” is defined in Section 5.12.5.

“Execution Date” means the day and year set forth in the preamble to this Agreement.

“Expiration Date” is defined in Section 8.1(2).

“FERC” means the Federal Energy Regulatory Commission or its successor.

“Final Order” means, with respect to any Required Regulatory Approval, an Order granting the Required Regulatory Approval that has not been revised, stayed, enjoined, set aside, annulled, or suspended, and with respect to which all conditions to effectiveness prescribed in the Required Regulatory Approval or the Order or otherwise by Law or Order have been satisfied.

“Financial Records” is defined in Section 3.5.

“Fuel Supply Agreement” means the fuel supply agreement to be executed and delivered by RPC and Buyer at the Closing, the summary terms of which are set forth on Exhibit 1.1(E).

“Governing Documents” of a Person means, as applicable, its articles or certificate of incorporation or association, bylaws, operating agreement, or comparable governing documents.

“Governmental Authority” means any nation, state, city, locality, municipality, or other political subdivision and any body or authority exercising judicial, legislative, regulatory or administrative functions for any of the foregoing (including any agency, department, board or commission), or any court or arbitrator.

“Hazardous Material” means any chemical, material, substance, or waste which is now or subsequently defined, listed, designated or classified as, or included in the definition of, a hazardous, toxic, extremely hazardous, radioactive, a “pollutant,” or “contaminant,” or otherwise regulated under any applicable Environmental Laws, including: any petroleum, petroleum hydrocarbons, petroleum products (including crude oil or any fraction thereof), natural gas, natural gas liquids, liquefied natural gas or synthetic gas useable for fuel (or mixtures of natural gas and such synthetic gas), or oil and gas exploration or production waste, polychlorinated biphenyls (PCBs), asbestos-containing materials, mercury, urea-formaldehyde foam insulation (UFFI), mold, mold spores and mycotoxins, lead-based paints, and any other chemical, material, substances, waste, or mixture thereof which is prohibited, limited, or regulated by Environmental Laws.

“Historical Environmental Liabilities” means those Liabilities arising out of an Environmental Condition at, on or under the Purchased Assets that existed prior to May 2, 2005, excluding those Environmental Conditions set forth on Exhibit 1.1(F).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” is defined in Section 9.4.1.

“Indemnifying Party” is defined in Section 9.4.1.

“Indemnity Payment” is defined in Section 9.4.3.

“Indemnifiable Environmental Liabilities” mean (1) those Environmental Conditions described on Exhibit 1.1(F), (2) those Liabilities arising out of an Environmental Condition at, on or under the Purchased Assets, that first arose after May 2, 2005 and prior to the Effective Time and, (3) any Liabilities resulting from exacerbation between May 2, 2005 and the Effective Time of an Environmental Condition that existed prior to May 2, 2005.

“Interconnection Agreement” is defined in Section 5.9.

“Interconnection Assignment Agreement” is defined in Section 5.10.

“Intellectual Property” is defined in Section 3.15.1.

“Inventory” means the Selling Parties’ inventories of fuel, spare parts and all other materials, tools, parts and supplies to be used or consumed by Selling Parties either (1) solely in connection with the operation of the Project and listed on Exhibit 2.1(3)(A), or (2) in connection with the operation of the Project and also in connection with its other operations and listed on Exhibit 2.1(3)(B).

“Joint Operating Committee Agreement” means the Joint Operating Committee Agreement to be executed and delivered by RPC and Buyer at the Closing, the summary terms of which are set forth on Exhibit 1.1(G).

“Joint Use Agreement” means the joint use agreement to be executed and delivered by RPC and Buyer at the Closing, the summary terms of which are set forth on Exhibit 1.1(H).

“Laws” means applicable laws, statutes, charters, ordinances, decisional law, common law, rules and regulations, and any binding administrative interpretations thereof.

“Licensed Intellectual Property” is defined in Section 3.15.3.

“Liabilities” means liabilities, obligations, losses, damages, payments, costs, and expenses, including the costs and expenses of any and all related actions, suits, proceedings, assessments, judgments, settlements, and compromises (including all costs of investigation and defense and reasonable attorneys’ and consultants’ fees and expenses), whether or not involving a Third Party Claim.

“Lien” means a lien, mortgage, pledge, security interest, real property license, easement, quasi-easement, covenant, condition, declaration, imperfection of title or other encumbrance or restriction.

“Material Contracts” is defined in Section 3.9.

“Minimum Survey Requirements” is defined in Section 5.12.1.

“Mortgage” means the mortgage, security agreement and financing statement in which Buyer grants to RPC a mortgage in the Real Property and fixtures included in the Purchased Assets as security for payment of the Secured Note, to be executed and delivered by Buyer at the Closing, the summary terms of which are set forth on Exhibit 1.1(I).

“NewPage Guaranty” means the guaranty from NewPage Corporation, a form of which is attached as Exhibit 1.1(J) and the scope of which is set forth in Exhibit 1.1(J).

“Non-Solicitation Agreement” means that non-solicitation agreement to be executed and delivered by RPC and Buyer at the Closing, the form and substance of which are set forth on Exhibit 1.1(K).

“Order” means an order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority or arbitrator, but excluding all Permits and Environmental Permits.

“Ordinary Course of Business” an action taken by a Person that (1) is consistent in nature, scope and magnitude with the past practices of that Person and is taken in the ordinary course of the normal, day-to-day operations of that Person, (2) does not require authorization by the board of directors, partners, or members of that Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and (3) does not constitute a breach of any contract or agreement or a tort or infringement or violation of Law by that Person.

“Owned Intellectual Property” is defined in Section 3.15.2.

“Owned Real Property” is defined in Section 3.8.1.

“Party” means any of Buyer, Seller or RPC, as indicated by the context, and “Parties” means Buyer and the Selling Parties.

“Permit” means any consent, license, registration, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law (excluding any Environmental Law) that relates to, or is necessary for, the ownership or the operation of the Purchased Assets, but excluding Environmental Permits.

“Permitted Liens” means (1) those Liens described in Exhibit 1.1(L); (2) Liens securing or created by or in respect of any of the Assumed Liabilities; (3) statutory Liens for current Taxes or assessments not yet due and payable; (4) mechanics’, carriers’, workers’, repairers’, landlords’, and other similar Liens arising or incurred and which will be paid, to the extent payable prior to the Effective Time or allocable to the period prior to the Effective Time, in the Ordinary Course of Business relating to obligations as to which there is no default on the part of a Selling Party or the validity or amount of which is being contested in good faith by appropriate proceedings, provided any such Liens affecting Real Property are insured over by the Title Company at the Closing; (5) zoning, entitlement, restriction, and other land use and environmental regulations by any Governmental Authorities; (6) any Liens contemplated or created by this Agreement or the Ancillary Agreements; and (7) any covenants, conditions, restrictions, or other Liens, or survey matters set forth on the Title Commitment or Survey and accepted or deemed accepted by Buyer pursuant to Section 5.12.2 or 5.12.3.

“Permitted Activity” is defined in Section 5.14.2.2.

“Person” means an individual, partnership, corporation, limited liability company, association, municipality, municipal service corporation, joint stock company, joint venture, trust, estate, unincorporated organization, labor union, Governmental Authority or any other entity.

“Phase 1 Level Environmental Inspection” means an investigation conducted in conformance with and not exceeding the scope of the American Society for Testing and Materials (ASTM) Standard Practice E1527-05 (Phase I Environmental Site Assessment Process).

“Project” means the cogeneration facility with a nameplate rating of 100 megawatts located in Rumford, Maine, including boilers No. 6 and No. 7, turbine generator No. 4, backup boilers No. 3 and No. 5, and turbine generator No. 3.

“Project Employee” is defined in Section 5.19.

“Prudent Industry Practice” means any of the practices, methods, and activities generally accepted in the integrated manufacturing cogeneration industry in the United States as good practices applicable to cogeneration generating facilities of similar proximity to an industrial host, design, size and capacity as the Project, including any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent cogeneration generating facility operator in light of the facts known at the time the decision was made, would have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and Laws, including Environmental Laws and Laws relating to the protection of public health and safety. “Prudent Industry Practice” is not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to the practices, methods and acts generally accepted in the cogeneration utility industry in the United States.

“Purchase Price” is defined in Section 2.6.1.

“Purchased Assets” is defined in Section 2.1.

“Quitclaim Deed” means the quitclaim deed to be delivered by RPC conveying to Buyer title to the Owned Real Property and, if applicable, Easement Rights, a form of which is attached as Exhibit 1.1(M).

“Real Property” is defined in Section 2.1(1).

“Real Property Lease” is defined in Section 3.8.2.

“Reciprocal Easement Agreement” means the reciprocal easement agreement to be executed and delivered by RPC and Buyer at the Closing, the summary terms of which are set forth on Exhibit 1.1(N).

“Recovery Boiler Agreement” means the Recovery Boiler Agreement to be executed and delivered by RPC and Buyer at the Closing, the summary terms of which are set forth on Exhibit 1.1(O).

“ReEnergy Guaranty” means the guaranty from ReEnergy Holdings LLC, a form of which is attached as Exhibit 1.1(P) and the scope of which is set forth in Exhibit 1.1(P).

“Release” means any release, spill, emission, leaking, emptying, pumping, pouring, injection, deposit, disposal, discharge, dispersal, dumping, escaping, leaching, or migration of any Hazardous Material at, into or onto the Environment, including movement or migration through or in the air, soil, surface water or groundwater, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.

“Remedial Action” means any response action, removal action, remedial action, corrective action, monitoring program, sampling program, investigation or other actions taken to (a) clean up, remove, remediate, treat, monitor, assess or evaluate Hazardous Materials in the Environment; (b) prevent or minimize a Release or threatened Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger, public health or welfare or the Environment; or (c) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities.

“Representatives” means, with respect to any Person, that Person’s accountants, employees, counsel, environmental consultants, contractors, financial advisors, and other agents or other representatives.

“Required Regulatory Approval” means a Buyer Required Regulatory Approval or a Seller Required Regulatory Approval.

“Restricted Activity” is defined in Section 5.14.2.1.

“RPC” is defined in the preamble to this Agreement.

“Secured Note” is defined in Section 2.6.1(c).

“Security Agreement” means the security agreement in which Buyer grants to RPC a security interest in the personal property included in the Purchased Assets as security for payment of the Secured Note and the performance of Buyer’s obligations pursuant to the Energy Supply Agreement, to be executed and delivered by RPC and Buyer at the Closing.

“Seller” is defined in the preamble to this Agreement.

“Seller Group” is defined in Section 9.3.

“Seller’s Current Use” means use of the Project for generation of electrical energy and/or steam in a manner consistent with the Selling Parties’ operation of the Project.

“Selling Parties” is defined in the preamble to this Agreement.

“Selling Parties’ Knowledge” means, with respect to a particular fact, circumstance or condition, the actual knowledge by an individual listed below of (1) that particular fact, circumstance or condition, or (2) underlying facts, circumstances or conditions that would reasonably be expected to put a person having comparable responsibilities to that particular individual on notice of that particular fact, circumstance or condition or that would reasonably be expected to cause a person having comparable responsibilities to that particular individual to make due inquiry or investigation by contacting the appropriate party: Gerald LeClaire, Mill Manager, Rumford Operations, John Fuller, General Manager, Production, Scott Alley, General Superintendent, Utilities, Tony Lyons, Director, Fiber Supply and Governmental Affairs, Michael Drapeau, Mill Controller, and Scott Reed, Environmental Manager.

“Seller Material Adverse Effect” means a violation, inaccuracy, breach, default, failure to comply, loss, effect, fact, agreement, arrangement, commitment, understanding or obligation, which, individually or collectively taken as a whole, has had or could reasonably be expected to have a material adverse effect or material adverse impact on (1) the business, financial conditions, assets (including the Purchased Assets (taken as a whole)), results of operations or prospects of the Selling Parties or NewPage Corporation; or (2) the ability of the Selling Parties or NewPage Corporation to perform their respective obligations under this Agreement or any Ancillary Agreements or to consummate the transactions contemplated in this Agreement or any Ancillary Agreement, and will exclude any effect resulting or arising from any (a) change in Law, (b) change in interest rates or general economic conditions in the United States, or (c) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States (other than attacks that directly impact the physical condition of the Purchased Assets), or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States.

“Seller Required Regulatory Approvals” means the approvals set forth on Exhibit 1.1(R).

“Shared Services Agreement” means the shared services agreement to be executed and delivered by RPC and Buyer at the Closing, the summary terms of which are set forth on Exhibit 1.1(S).

“Subdivision” is defined in Section 5.12.5.

“Survey” is defined in Section 5.12.1.

“Tax” means any foreign, federal, state or local income, gross receipts, occupation, environmental (including taxes under Section 59A of the Code), customs, duties, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, franchise, real property, personal property, business and occupation, capital stock, stamp or documentary, transfer, workers’ compensation or other tax, governmental fee or imposition of any kind whatsoever, including any interest, penalties or additions.

“Tax Return” means a return, report, declaration, claim for refund or reimbursement, estimate, election, or information statement or bill relating to a Tax, including any related schedule or attachment and any related amendment or restatement.

“Third Party Claim” is defined in Section 9.4.2.

“Title Commitment” is defined in Section 5.12.1.

“Title Company” means Monument Title Company.

“Title Defect” means a Lien arising from an imperfection in title to the Real Property or from real estate surveying matters encumbering the Real Property which is not a Permitted Lien, excluding title imperfections or surveying matters that do not (i) materially detract from or diminish the value of the Real Property, or (ii) materially interfere with Buyer’s Intended Use.

“Title Policy” is defined in Section 5.12.4.

“Transferable Environmental Permits” is defined in Section 2.1(6).

“Transferable Permits” is defined in Section 2.1(5).

“Transferable Warranties” is defined in Section 2.1(2).

“Undivided Ownership Agreement” means the undivided ownership agreement to be executed and delivered by RPC and Buyer at the Closing, the summary terms of which are set forth on Exhibit 1.1(T).

“Undivided Ownership Assets” is defined in Section 2.1(8).

1.2 Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation apply:

1.2.1 Calculation of Time Period. When calculating any period of time pursuant to this Agreement, the reference date used in calculating that period will be excluded. If the last day of any time period is a non-Business Day, the time period will be extended to the next Business Day.

1.2.2 Dollars. Any reference in this Agreement to “dollars” or “$” means U.S. dollars.

1.2.3 Exhibits and Schedules. Unless otherwise expressly indicated, any reference in this Agreement to an “Exhibit” or a “Schedule” refers to an Exhibit or Schedule to this Agreement. The Exhibits and Schedules to this Agreement are incorporated and made a part of this Agreement as if set forth in full in this Agreement and are an integral part of this Agreement. Capitalized terms used but not otherwise defined in a Schedule or Exhibit are as defined in this Agreement.

1.2.4 Gender and Number. Any reference in this Agreement to gender includes all genders, and the meaning of defined terms applies to both the singular and the plural of those terms.

1.2.5 Headings. The division of this Agreement into Articles, Sections, and other subdivisions and the insertion of headings are for convenience of reference only and do not affect, and will not be utilized in construing or interpreting, this Agreement. All references in this Agreement to a “Section” are to the corresponding Section of this Agreement unless otherwise specified.

1.2.6 Including. The word “including” or any variation of that word means “including without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it.

1.2.7 Interpretation. If any term or condition of this Agreement is found to be ambiguous, the ambiguity will not be construed against any one particular Party or in favor of any one particular Party, and such ambiguous language will be in all cases construed as a whole according to its fair and reasonable meaning.

1.2.8 Delivery. Other than Schedules, Exhibits and Ancillary Agreements, any item or document to be delivered to a Party pursuant to this Agreement shall be deemed to have been delivered whether provided in hard copy or electronic form, including those items made available to Buyer in an electronic data room.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, each Selling Party will sell, assign, convey, transfer and deliver to Buyer, or cause to be sold, assigned, conveyed, transferred and delivered to Buyer, and Buyer will purchase and acquire from each Selling Party, free and clear of all Liens except Permitted Liens, all of each Selling Party’s right, title and interest in, to and under the real and personal property, tangible or intangible, described below, wherever located, as they exist at the Effective Time, except to the extent that they are Excluded Assets (collectively, “Purchased Assets”):

(1)	The Owned Real Property, the Easement Rights and the other real property and real property interests set forth on Exhibit 2.1(1) (collectively, “Real Property”);

(2)	The Project and all machinery, equipment, tools, furniture, furnishings and other fixed assets listed on Exhibit 2.1(2) and all related express or implied warranties by manufacturers or vendors to the extent that those warranties are transferable without the consent of any Person (“Transferable Warranties”);

(3)	The Inventory identified on Exhibit 2.1(3)(A), together with all rights of the Selling Parties against suppliers of the Inventory;

(4)	The Contracts set forth on Exhibit 2.1(4) (each an “Assumed Contract”);

(5)	Subject to Section 2.5, the Permits listed on Exhibit 2.1(5), in each case to the extent they are assignable (“Transferable Permits”);

(6)	Subject to Section 2.5, the Environmental Permits listed on Exhibit 2.1(6), in each case to the extent assignable (“Transferable Environmental Permits”);

(7)	The Documents;

(8)	Undivided ownership interests in the facilities and equipment required to interconnect the Project to the CMP distribution grid as described on Exhibit 2.1(8) (“Undivided Ownership Assets”);

(9)	Claims of the Selling Parties (whether known or unknown, matured or unmatured, accrued or contingent), including rights to returned or repossessed goods, in each case related solely to the Purchased Assets;

(10)	Rights of recovery, rights of warranty and indemnity, in each case related solely to the Purchased Assets;

(11)	Prepaid expenses, security deposits, utility deposits and other deposits, in each case related solely to the Purchased Assets and only to the extent paid to the Selling Parties by Buyer pursuant to Section 2.6.1(b)(ii);

(12)	Use of any telephone numbers used solely in connection with the Project, but only to the extent those telephone numbers are a direct line to the Project and are not routed through RPC’s telephone system; and

(13)	The assets described on Exhibit 2.1(13).

2.2 Excluded Assets. The Selling Parties will not sell, Buyer will not purchase, and the Purchased Assets will not include any property or assets of either Selling Party not described in Section 2.1 and, notwithstanding any provision to the contrary contained in Section 2.1 or elsewhere in this Agreement, the Purchased Assets do not include any of the following property or assets of either Selling Party (collectively, “Excluded Assets”):

(1)	Cash, cash equivalents and bank deposits;

(2)	Real property or real property interests of either Selling Party not described on Exhibit 2.1(1);

(3)	Machinery, equipment, tools, furniture, furnishings or other fixed assets of either Selling Party not identified on Exhibit 2.1(2);

(4)	Inventory of either Selling Party not identified on Exhibit 2.1(3)(A), including the Inventory identified on Exhibit 2.1(3)(B);

(5)	Receivables or other rights to receive payments to the extent attributable to any period prior to the Effective Time, except to the extent that the Selling Parties have been paid by Buyer for those receivables pursuant to Section 2.6.1(b)(ii);

(6)	Books, records, or the like other than the Documents;

(7)	Assets that have been disposed of prior to the Effective Time without violation of this Agreement;

(8)	Rights of either Selling Party arising under or in connection with this Agreement, any Ancillary Agreement, or any certificate or other document delivered in connection with this Agreement or any Ancillary Agreement, or any of the transactions contemplated by this Agreement or by any Ancillary Agreement;

(9)	Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and any other debt or equity interest in any Person;

(10)	The names “NewPage,” “Rumford Cogeneration Company Limited Partnership,” “Rumford Paper Company” and any derivative of any of the foregoing, and any related, similar, and other trade names (except for ReEnergy Rumford LLC), trademarks, service marks, and logos of either Selling Party and their Affiliates;

(11)	Subject to the prorations in Section 2.7, any Tax refund or credit (a) related to Taxes paid or required to be paid by or on behalf of either Selling Party, whether received as a payment or as a credit against future Taxes payable, or (b) relating to a period before the Effective Time;

(12)	Except as expressly provided in Section 2.1(9), Claims of either Selling Party against any Person;

(13)	Insurance policies and rights under insurance policies, including any insurance policies and rights in respect of the Purchased Assets or the Project (including any right to receive proceeds for Liabilities associated with the Purchased Assets, or otherwise); and

(14)	The other assets and rights described on Exhibit 2.2.

2.3 Assumed Liabilities. Buyer will assume and agree to perform and discharge all of the: (i) executory obligations and Liabilities of the Selling Parties arising from and after the Effective Time pursuant to the Assumed Contracts, Transferable Permits and Transferable Environmental Permits and validly assigned to Buyer pursuant to this Agreement, in each case in accordance with their respective terms and subject to their respective conditions, and in each case excluding any Liabilities arising from or relating to any breach or violation prior to the Effective Time of Assumed Contracts, Transferable Permits and Transferable Environmental Permits by the Selling Parties or default prior to the Effective Time under Assumed Contracts, Transferable Permits and Transferable Environmental Permits by the Selling Parties, and (ii) Liabilities for personal injury and property damage first occurring from and after the Effective Time in connection with the Buyer’s ownership, possession, use or operation of the Purchased Assets (collectively, the “Assumed Liabilities”). Nothing contained in this Agreement shall require Buyer to pay, perform or satisfy any of the Assumed Liabilities so long as Buyer shall in good faith contest or cause to be contested the amount or validity thereof or shall in good faith assert any defense or offset thereto and the failure to pay, perform or satisfy any of the Assumed Liabilities does not adversely affect either Selling Party or result in the imposition of a Lien on their assets. Each Selling Party shall provide reasonable assistance to Buyer in so contesting or defending such claims.

2.4 Excluded Liabilities. Buyer shall not assume or become liable for any Liabilities of Seller that are not specifically an Assumed Liability, whether or not related to the Purchased Assets (collectively, “Excluded Liabilities”).

2.5 Conditional Assignment. The Parties will use commercially reasonable efforts (without obligation by any Party to pay any money, assume or incur any liability or agree to any change in the terms of any Assumed Contract, Permit, Environmental Permit or Transferable Warranty related solely to a Purchased Asset) to secure any required consent or approval. If a required consent or approval is not obtained prior to Closing, each Selling Party, as applicable, will cooperate with Buyer following the Closing in any commercially reasonable arrangement (without obligation by the Selling Parties to pay any money, assume or incur any liability or agree to any change in the terms of any Assumed Contract, Permit, Environmental Permit or Transferable Warranty related solely to a Purchased Asset) designed to provide Buyer with the benefits of the Assumed Contract, Permit, Environmental Permit or manufacturer’s warranty to the extent not assigned. Subject to the Selling Parties’ obligations under Section 5.2.2 and this Section 2.5, if the Selling Parties are unable to secure a required consent or approval, nothing in this Agreement shall be deemed to obligate the Selling Parties to transfer any such Assumed Contract, Permit, Environmental Permit or Transferable Warranty.

2.6 Purchase Price and Payment.

2.6.1 Purchase Price. The purchase price (“Purchase Price”) for the purchase of the Purchased Assets will be (a) Buyer’s assumption of the Assumed Liabilities, (b) the sum of (i) $30,500,000, plus (ii) any cash deposits with utility providers or other security deposits that are being transferred by either Selling Party to Buyer at the Closing, plus or minus (iii) an adjustment for the value of the Inventory on hand at the time of the Closing as determined in accordance with Schedule 2.6.1 (collectively, the “Cash Purchase Price”), and (c) Buyer’s delivery of a negotiable promissory note payable to the Selling Parties in the principal amount of $30,500,000 together with simple interest at the rate of 8% per annum, payable in 10 equal annual principal installments together with accrued and unpaid interest as of the payment date, beginning on the first anniversary of the Closing Date, secured by the Purchased Assets, in the form of Exhibit 2.6.1 (the “Secured Note”).

2.6.2 Payment. Buyer will pay the Purchase Price at the Closing by (a) executing and delivering to the Selling Parties the Assignment and Assumption Agreement, (b) delivering to the Selling Parties the Cash Purchase Price by wire transfer of immediately available funds to an account designated by the Selling Parties at least two Business Days prior to the Closing Date, and (c) executing delivering to the Selling Parties the Secured Note.

2.7 Prorations and Expenses; Certain Tax Matters.

2.7.1 Generally. All Taxes, utility charges or assessments, and similar items customarily prorated, including those listed below, to the extent relating to the Purchased Assets, will be prorated as of the Effective Time, with Seller or RPC, as applicable, liable to the extent those items relate to any period prior to the Effective Time, and Buyer liable to the extent those items relate to any period from and after the Effective Time. To the extent that the Selling Parties determine in good faith that amounts to be prorated under this Section 2.7 can be reasonably estimated at Closing, the Selling Parties will provide the estimate to Buyer at least 10 Business Days prior to Closing and the Parties will adjust the amounts paid at Closing to reflect the prorations. The items to be prorated will include (a) personal property and real property Taxes, assessments and other similar charges, including charges for water, telephone, electricity, and other utilities, (b) any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permits and Transferable Environmental Permits, and (c) rents under any leases of personal property identified on Exhibit 2.1(4).

2.7.2 Real Property Taxes.

2.7.2.1 Generally. Any Taxes on Real Property will be deemed to be paid on a calendar year basis in which the Taxes are first billed. Taxes on Real Property which are first billed in years prior to the year of Closing will be paid by the applicable Selling Party in full prior to Closing, without any proration. Taxes on Real Property which are first billed in the year of Closing will be prorated so that RPC will be charged with those Taxes from the first day of that year up to the Effective Time, and Buyer will be charged with those Taxes for the balance of the year. Installments of special assessments due and payable in years prior to Closing will be paid by RPC; installments due and payable for the year of Closing will be prorated between Buyer and RPC up to the Effective Time; and installments due and payable after the Effective Time will be Buyer’s responsibility. All prorations will be based upon the most recent available Tax rates, assessments, valuations and/or other available and applicable information. Any prorations will be made so as to avoid duplication of any items.

2.7.2.2 Split Tax Bills. If real property Taxes for any Owned Real Property are assessed on a larger parcel of which the Owned Real Property is a part, then real property Taxes allocated to the Owned Real Property for purposes of making the foregoing prorations and any post-Closing payments (until the taxing authority issues a separate Tax bill for the Owned Real Property) will be determined by separately calculating a prorated Tax amount for the land and for any improvements in the Owned Real Property and combining those two amounts as follows:

(1)	The prorated Tax amount for land in the Owned Real Property is the real property Taxes for the larger tax parcel multiplied by (i) the fraction obtained by dividing the number of square feet of land in the Owned Real Property by the number of square feet of land in the larger tax parcel, and further multiplied by (ii) the fraction obtained by dividing the assessed value of the land for the larger tax parcel by the total assessed value (land and improvements) for the larger tax parcel, and

(2)	The prorated Tax amount for improvements in the Owned Real Property is the real property Taxes for the larger tax parcel multiplied by (i) the fraction obtained by dividing the number of square feet in the buildings located on the Owned Real Property by the number of square feet in the buildings located on the larger tax parcel, and further multiplied by (ii) the fraction obtained by dividing the assessed value of the improvements for the larger tax parcel by the total assessed value (land and improvements) for the larger tax parcel.

Until the taxing authority divides the bill for real property Taxes between the Owned Real Property and the remainder of the larger tax parcel, RPC will be responsible for and pay directly to the taxing authority, prior to delinquency, the entire tax bill for the amount of unsplit tax parcels and promptly send evidence of such payment to the Buyer, along with RPC’s calculation of Buyer’s share of those tax bill(s) calculated pursuant to this Section 2.7.2.2. Buyer will then remit to RPC, within 30 days of Buyer’s receipt of RPC’s reimbursement calculation, Buyer’s required contribution applicable to those tax bills.

2.7.3 Post-Closing Adjustments. The proration of all items under this Section 2.7 will be recalculated by Buyer within 30 days following the date upon which the actual amounts become available to Buyer. Buyer will promptly notify RPC of the recalculated amounts, and will provide RPC with all documentation relating to the recalculations, including tax statements and other notices from third parties. The Parties will make such payments to each other as are necessary to reconcile any estimated amounts prorated as of the Effective Time with the final amounts to be prorated. RPC and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all proration calculations made pursuant to this Section 2.7.

2.7.4 Disagreements. If RPC and Buyer disagree about any calculation pursuant to this Section 2.7, the Parties will first attempt to resolve the disagreement amicably. If RPC and Buyer cannot agree on a resolution within 30 days after the disagreement arises, either Party may submit the remaining differences to the CPA Firm, acting as an expert and not as an arbitrator, for resolution. The decision of the CPA Firm will be final and binding and its expenses will be shared equally by RPC and Buyer.

2.8 Purchase Price Allocation. The allocation of the Purchase Price, liabilities assumed and other relevant items for purposes of Section 1060 of the Code will be determined jointly by the Parties in accordance with Exhibit 2.8. Buyer and the Selling Parties will (a) be bound by the allocation for purposes of determining any federal, state or local income Taxes, (b) prepare and file their Tax Returns, including IRS Form 8594, on a basis consistent with the allocation, and (c) take no position inconsistent with the allocation on any Tax Return or in any proceeding before any taxing authority. The obligations of Buyer and the Selling Parties under this Section 2.8 will survive the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

3.1 Scope. As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, the Selling Parties, jointly and severally, hereby make the representations and warranties to Buyer set forth in this Article 3. Any information set forth in any Schedule will be deemed to modify or qualify only the corresponding section or paragraph in this Agreement.

3.2 Organization and Good Standing.

3.2.1 Seller. Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Maine and has full power, right and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Assumed Contracts. Seller is duly qualified to do business and is in good standing as a foreign limited partnership in each state or other jurisdiction in which the character of the Purchased Assets, or the nature of the activities conducted by Seller, requires such qualification.

3.2.2 RPC. RPC is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full power, right and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Assumed Contracts. RPC is duly qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which the character of the Purchased Assets, or the nature of the activities conducted by RPC, requires such qualification.

3.3 Enforceability, Authority and No Conflict.

3.3.1 Enforceability and Authority. This Agreement and each Ancillary Agreement to which Seller or RPC is a party constitutes the legal, valid and binding obligation of Seller and RPC, as applicable, enforceable against Seller and RPC, as applicable, in accordance with its respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. Each of Seller and RPC has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Seller or RPC is a party and to perform its respective obligations under this Agreement and each Ancillary Agreement to which Seller or RPC is a party. The execution, delivery and full performance by Seller and RPC of this Agreement and each Ancillary Agreement to which Seller or RPC is a party, and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements, have been duly and validly authorized and approved by all necessary action on the part of Seller and RPC.

3.3.2 No Conflict. Except as set forth in Schedule 3.3.2, neither the execution and delivery by Seller or RPC of this Agreement or any Ancillary Agreement to which the Seller or RPC is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

(1)	Conflict with, breach or violate the Governing Documents of Seller or RPC or any resolution adopted by the partners, directors or shareholders of Seller or RPC, as applicable;

(2)	Conflict with, breach, violate or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements under any Law or any Order to which Seller, RPC, or the Purchased Assets may be subject;

(3)	Conflict with, breach or violate any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit held by Seller or RPC that relates to the Purchased Assets;

(4)	Conflict with, breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assumed Contract;

(5)	Result in the imposition or creation of any Lien upon or with respect to the Purchased Assets;

(6)	Result in the acceleration of the maturity of any payment date of any of the Assumed Liabilities, or increase or adversely affect the liability or obligations of Buyer under any of the Assumed Liabilities; or

(7)	Result in any shareholder of RPC having the right to exercise dissenters’ appraisal rights.

3.4 Third Party Consents. Schedule 3.4 describes all material authorizations, consents, waivers and approvals of any Person or Governmental Authority necessary in connection with the execution and delivery of this Agreement or the Ancillary Agreements by the Selling Parties and the Selling Parties’ consummation and performance of the transactions contemplated by this Agreement or the Ancillary Agreements.

3.5 Financial Records. The books of account and other financial records of Seller and RPC relating to the Purchased Assets and described in Schedule 3.5 (“Financial Records”), copies of which have been made available to Buyer, are complete and correct in all material respects.

3.6 Sufficiency of Assets. Taken together, the Purchased Assets and the Required Regulatory Approvals, the rights granted to Buyer under the Ancillary Agreements, the shared Inventory listed on Exhibit 2.1(3)(B) and the Excluded Assets constitute all of the material tangible and intangible assets required to operate the Purchased Assets substantially in accordance with Seller’s Current Use. To the Selling Parties’ Knowledge, the Purchased Assets necessary for Seller’s Current Use have been maintained and operated in accordance with Prudent Industry Practice since May 2, 2005.

3.7 Tangible Personal Property. Except as set forth on Schedule 3.7(A), Seller or RPC, as applicable, has good, valid and transferable title to all of the tangible personal property owned by Seller or RPC that forms a part of the Purchased Assets, free and clear of all Liens other than Permitted Liens. Schedule 3.7(B) sets forth a list of all leases for the tangible personal property leased by Seller or RPC that forms a part of the Purchased Assets.

3.8 Real Property.

3.8.1 Owned Real Property. Schedule 3.8.1 sets forth a true, correct and complete legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots of the Real Property that Seller or RPC owns in fee simple (the “Owned Real Property”). Except as set forth on Schedule 3.8.1, Seller or RPC, as applicable, owns good, valid and insurable fee simple title to all of the Owned Real Property, free and clear of all Liens except for Permitted Liens. True and complete copies of all deeds and an existing title insurance policy pertaining to or otherwise including the Owned Real Property have been delivered to Buyer.

3.8.2 Leased Real Property. The Lease and Access, Piping and Construction Easement by and between Seller and RPC dated October 21, 1987, as amended, is the only leasehold interest with respect to the Real Property (the “Real Property Lease”).

3.8.3 Generally. Except as set forth on Schedule 3.8.3:

(1)	Neither Seller nor RPC has received written notice of violation of any building code or zoning or other local ordinance regarding the improvements on the Owned Real Property that remains uncured and to the Selling Parties’ Knowledge there are no such material violations;

(2)	Neither Seller nor RPC has received written notice of any pending or threatened condemnation, action in eminent domain, planned public improvement, annexation, general or special assessment, zoning or subdivision change or other adverse claim affecting any portion of the Owned Real Property;

(3)	To the Selling Parties’ Knowledge, there is no private restrictive covenant or governmental use restriction (including zoning) affecting any portion of the Owned Real Property that prohibits Seller’s Current Use;

(4)	All utilities necessary for the use and operation of all Owned Real Property in accordance with Seller’s Current Use are available to the Project;

(5)	To the actual knowledge of Gerald LeClaire, John Fuller, Tony Lyons or Scott Reed, neither Seller or RPC has in its possession any studies or reports that specifically detail any defects in the design or construction of any of the improvements on the Owned Real Property that could reasonably be expected to have a Seller Material Adverse Effect with respect to the Purchased Assets;

(6)	No Person, other than Buyer, has any right, option, right of first refusal or any other contract, whether oral or written, with respect to the purchase, lease, sublease or assignment, use or occupancy of the Owned Real Property. There are no leases or other agreements relating to occupancy of the Real Property, except for the Real Property Lease. No parties other than the Selling Parties are actually occupying any portion of the Real Property;

(7)	The Real Property is not separately assessed for real property tax assessment purposes. Neither of the Selling Parties has received written notice of any contemplated or actual re-assessments of any part of the Real Property for general real estate tax purposes. To the Selling Parties’ Knowledge, no assessments for public improvements, impact fees or similar exactions have been made against the Real Property which are currently due and owing and remain unpaid;

(8)	Each Selling Party, as applicable, is, and at all times since January 1, 2009, has been, in compliance with each Law that is or was applicable to the Real Property where the failure to comply would result in a Seller Material Adverse Effect;

(9)	To the Selling Parties’ Knowledge, (i) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by either Selling Party of, or (ii) a failure on the part of either Selling Party to comply with, any Law that is or was applicable to the Real Property, in each case, which alone or in the aggregate could reasonably be expected to have a Seller Material Adverse Effect; and

(10)	Neither Selling Party has received, at any time since January 1, 2009, written notice from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law that is or was applicable to the Real Property and that if left uncured would likely create a Seller Material Adverse Effect.

3.9 Material Contracts. Schedule 3.9(A) contains an accurate and complete list, and, except as set forth on Schedule 3.9(A), the Selling Parties have delivered to Buyer accurate and complete copies, of each Contract by which the Purchased Assets are bound and that is material to the ownership and operation of the Purchased Assets in accordance with Seller’s Current Use (a “Material Contract”). Except as set on Schedule 3.9(B):

(1)	Each Assumed Contract is in full force and effect and is valid and enforceable in accordance with its terms and will continue to be so on identical terms following the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

(2)	Each Assumed Contract may be assigned to Buyer without the consent of any other Person;

(3)	Neither Seller nor RPC nor, to the Selling Parties’ Knowledge, any other party thereto, is in breach of or default under any Assumed Contract;

(4)	Neither Seller nor RPC has given to or received from any other Person, any written notice or other written communication regarding any actual, alleged or potential material violation or breach of, or material default under, a Assumed Contract; and

(5)	To Selling Parties’ Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give either Seller or RPC or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assumed Contract.

3.10 Absence of Certain Changes and Events. Except as set forth in Schedule 3.10 and except as may otherwise be consented to by Buyer between the Execution Date and the Effective Time, since June 9, 2010, the Selling Parties have conducted their business with respect to the Purchased Assets only in the Ordinary Course of Business, and neither Selling Party has:

(1)	Suffered or incurred any damage to or destruction or loss of any Purchased Asset in excess of $50,000 in the aggregate, whether or not covered by insurance;

(2)	Entered into any Material Contract that will remain in effect after the Effective Time or terminated or received notice of termination of any Assumed Contract;

(3)	Cancelled or waived any claims or rights with a value in excess of $25,000 with respect to the Purchased Assets;

(4)	Suffered any Seller Material Adverse Effect; or

(5)	Taken any other action with respect to the Purchased Assets which is not either in the Ordinary Course of Business or provided for in this Agreement.

3.11 Environmental.

3.11.1 Scope. The only representations and warranties given with respect to Environmental Laws, Environmental Permits, Environmental Claims, Environmental Conditions, or other environmental matters are those contained in this Section 3.11, and no other representations or warranties contained in this Agreement will be deemed to constitute, directly or indirectly, a representation and warranty with respect to Environmental Laws, Environmental Permits, Environmental Claims, Environmental Conditions or other environmental matters.

3.11.2 Violations of Environmental Law. Except as set forth on Schedule 3.11.2, (a) to the Selling Parties’ Knowledge, there is no uncured violation of any Environmental Law with respect to any of the Selling Parties’ operations of the Purchased Assets that could reasonably be expected to have a Seller Material Adverse Effect, and (b) neither Selling Party has received any written notice from any Governmental Authority of violation or Liability under Environmental Laws, including any notice of any investigatory, remedial or corrective obligation, related to the Purchased Assets which remains uncured or outstanding as of the Execution Date. Schedule 3.11.2 lists all written notices from any Governmental Authority of violation or Liability under Environmental Law with respect to the Selling Parties’ operation of the Purchased Assets, whether or not cured or outstanding, received by the Selling Parties after January 1, 2009.

3.11.3 Environmental Permits. Except as set forth on Schedule 3.11.3, (a) the Selling Parties, collectively, possess all Environmental Permits necessary to operate the Project as it is currently being operated, (b) to the Selling Parties’ Knowledge, the Selling Parties are in compliance in all material respects with the requirements of all Environmental Permits and Environmental Law, and (c) to the Selling Parties’ Knowledge, the Selling Parties have not taken any action, or failed to take any action, that would likely to result in any Environmental Permit being modified, revoked, suspended, amended, not renewed, or not issued (as applicable).

3.11.4 Environmental Claims. Except as set forth on Schedule 3.11.4, neither Selling Party has received written notice from any Governmental Authority, prior owner of the Real Property, or current or prior owner of real property adjacent to the Real Property regarding any pending or threatened Environmental Claim relating to the Seller’s or RPC’s, as applicable, ownership and operation of the Purchased Assets, and to the Selling Parties’ Knowledge, no such notification is pending or threatened.

3.11.5 Releases. Except as set forth on Schedule 3.11.5, neither Selling Party has received written notice from any Governmental Authority, prior owner of the Real Property, or current or prior owner of real property adjacent to the Real Property that it is a potentially responsible party under any Environmental Law, and remains a potentially responsible party as of the Execution Date, with respect to Releases of Hazardous Materials at the Real Property, and to the Selling Parties’ Knowledge, no such notification is pending or threatened. Except as set forth on Schedule 3.11.5, to the Selling Parties’ Knowledge, no Release has occurred at the Owned Real Property which is reasonably likely to give rise to an Environmental Claim against Buyer.

3.11.6 Hazardous Materials. Except as set forth on Schedule 3.11.6(A), to the Selling Parties’ Knowledge, there is no pollution or contamination of the Environment, or presence of Hazardous Materials on, in, at, under or migrating to or from any Real Property that will give rise to any Environmental Claim or Liability under any Environmental Laws. Except as set forth on Schedule 3.11.6(B), to the Selling Parties’ Knowledge, neither Selling Party has released, transported, arranged for the transportation of, or disposed of any Hazardous Materials in a manner that would reasonably be expected to result in an Environmental Claim under any Environmental Law.

3.11.7 Documents. To the Selling Parties’ Knowledge, each Selling Party has delivered to Buyer true and complete copies of all material Documents that are in the Selling Parties’ custody or control related to Environmental Conditions affecting the Purchased Assets.

3.12 Compliance with Law and Permits.

3.12.1 Laws. Except as set forth on Schedule 3.12, and excluding any representation or warranty regarding Environmental Laws or Environmental Permits, each of which is governed exclusively by Section 3.11, and further excluding any representation or warranty regarding Real Property, which is governed exclusively by Section 3.8:

(1)	Each Selling Party, as applicable, is, and at all times since January 1, 2009, has been, in compliance with each Law that is or was applicable to the Purchased Assets where the failure to comply would result in a Seller Material Adverse Effect;

(2)	To the Selling Parties’ Knowledge, (i) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by either Selling Party of, or (ii) a failure on the part of either Selling Party to comply with, any Law that is or was applicable to the Purchased Assets, in each case, which alone or in the aggregate could reasonably be expected to have a Seller Material Adverse Effect; and

(3)	Neither Selling Party has received, at any time since January 1, 2009, written notice from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law that is or was applicable to the Purchased Assets and that if left uncured would likely create a Seller Material Adverse Effect.

3.12.2 Permits. Schedule 3.12.2 contains a complete and accurate list of each material Permit held by Seller or RPC that relates to the Purchased Assets. Each Permit listed in Schedule 3.12.2 is valid and in full force and effect and the Permits listed in Schedule 3.12.2 collectively constitute all of the Permits necessary to permit the Selling Parties to lawfully operate the Purchased Assets in accordance with Seller’s Current Use. Except as set forth in Schedule 3.12.2:

(1)	Each Selling Party is, and at all times since May 2, 2005 has been, in compliance with the terms and requirements of each Permit identified or required to be identified in Schedule 3.12.2, except for any defaults or noncompliance which have not had, or would not be reasonably expected to have had, a Seller Material Adverse Effect;

(2)	To the Selling Parties’ Knowledge, no event has occurred and continues or circumstance exists that may (with or without notice or lapse of time) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit listed in Schedule 3.12.2; and

(3)	Neither Seller nor RPC has received, at any time since January 1, 2009, any written notice from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit identified in Schedule 3.12.2 or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit identified or required to be identified in Schedule 3.12.2.

3.13 Litigation and Orders. Except as described on Schedule 3.13, there are no Claims pending or, to the Selling Parties’ Knowledge, threatened against or otherwise related to Seller, RPC, the Purchased Assets that could reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Except as described on Schedule 3.13, there is no Order by which either Selling Party is bound relating to the Purchased Assets or to which the Purchased Assets are subject.

3.14 Taxes. All Tax Returns relating to the Purchased Assets required to have been filed by either Selling Party, as applicable, have been timely filed and properly prepared, and all Tax Returns filed are complete and accurate. All Taxes with respect to the Purchased Assets (whether or not shown on filed Tax Returns) have been timely paid in full. Other than Permitted Liens, there are no Liens for Taxes upon any of the Purchased Assets. There are no audits or other administrative or judicial proceedings pending, or to the Selling Parties’ Knowledge, threatened, by any state, local, or other jurisdiction alleging that either Selling Party, with respect to the Purchased Assets, has a duty to file Tax Returns and pay Taxes or is otherwise subject to the taxing authority of any jurisdiction where the Selling Party does not currently file a Tax Return, nor has either Selling Party received any notice or questionnaire from any such jurisdiction which suggests or asserts that either Selling Party, with respect to the Purchased Assets, may have a duty to file such Tax Returns and pay such Taxes.

3.15 Intellectual Property.

3.15.1 Intellectual Property. Except as set forth on Schedule 3.15.1, Seller or RPC owns or has a license to use the computer software and registered intellectual property rights used solely in connection with the Purchased Assets (“Intellectual Property”), including sufficient rights in each copy possessed by Seller or RPC, free and clear of all Liens other than Permitted Liens.

3.15.2 Owned Intellectual Property. Schedule 3.15.2 lists and describes each item of Intellectual Property that is owned by the Selling Parties (“Owned Intellectual Property”), including as applicable the jurisdiction of grant, registration or pendency and the nature of the applicable Selling Party’s interest. All Owned Intellectual Property is valid and enforceable and has been obtained and maintained in material compliance with Laws. Neither Seller nor RPC has distributed or disclosed any Owned Intellectual Property in a manner that diminishes the value or the Selling Parties’ ownership rights in and to such Owned Intellectual Property.

3.15.3 Licensed Intellectual Property. Schedule 3.15.3 lists and describes all Intellectual Property that is owned by a third party and licensed to Seller or RPC (“Licensed Intellectual Property”). Seller has not sold, distributed, granted access to or sublicenses to use any Licensed Intellectual Property without any required consent of the applicable third party owner. Except as set forth on Schedule 3.15.3, no royalties or fees are payable by either Selling Party to anyone for use of the Licensed Intellectual Property.

3.16 Insurance. The Selling Parties or their Affiliates maintain the insurance policies listed at Schedule 3.16, all of which are in full force and effect.

3.17 Labor Matters. Except as set forth in Schedule 3.17, (i) there is no labor strike, slowdown or stoppage occurring or, to Selling Parties’ Knowledge, threatened against the Selling Parties involving any of the Project Employees, and (ii) to the Selling Parties’ Knowledge, and except for the parties to the existing collective bargaining agreements, the Selling Parties have not been approached by any individual or organization claiming or seeking to represent any of the Project Employees, and no individual or organization is seeking or claiming to represent the Project Employees. True and correct copies of the collective bargaining agreements that are currently in effect with respect to any of the Project Employees have been provided to Buyer (the “Collective Bargaining Agreements”). Except as set forth in Schedule 3.17, no other collective bargaining agreement is currently in effect or being negotiated with respect to any of the Project Employees. There has been no strike, slowdown, work stoppage with respect to the Project Employees since January 1, 2009.

3.18 No Commissions. No commissions or brokers’ or finders’ fees are payable by, through or on account of any acts of either Selling Party in connection with this Agreement or the transactions contemplated by this Agreement.

3.19 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR IN ANY ANCILLARY AGREEMENT, BUYER IS ACQUIRING THE PURCHASED ASSETS “AS IS, WHERE IS” AND “WITH ALL FAULTS” AND NEITHER SELLER NOR RPC HAS MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY NATURE, INCLUDING REPRESENTATIONS OR WARRANTIES AS TO THE PURCHASED ASSETS (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), OR ANY REPRESENTATION OR WARRANTY AS TO THE VALUE, CONDITION, NATURE, CAPABILITY, INCLUDING ELECTRICAL OUTPUT OR STEAM OUTPUT CAPABILITY, OF ANY PURCHASED ASSET, AND BUYER BY THIS AGREEMENT EXPRESSLY ACKNOWLEDGES THAT NO SUCH OTHER REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE BY SELLER OR RPC OR RELIED UPON BY BUYER. NEITHER SELLING PARTY IS LIABLE OR BOUND IN ANY MANNER BY ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PURCHASED ASSETS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT MADE OR FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT EITHER SELLING PARTY, UNLESS THE WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, REPRESENTATIONS OR INFORMATION ARE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE 3 OR IN ANY ANCILLARY AGREEMENT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

4.1 Scope. As an inducement to the Selling Parties to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Buyer makes the representations and warranties to the Selling Parties set forth in this Article 4.

4.2 Organization and Good Standing. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full power, right and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use. Buyer is duly qualified to do business and is in good standing as a foreign limited liability company in each state or other jurisdiction in which the nature and activities conducted by Buyer requires such qualification.

4.3 Enforceability, Authority and No Conflict.

4.3.1 Enforceability and Authority. This Agreement and each Ancillary Agreement to which Buyer is a party constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Buyer is a party and to perform its obligations under this Agreement and each Ancillary Agreement to which Buyer is a party. The execution, delivery and full performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements, have been duly and validly authorized and approved by all necessary action on the part of Buyer.

4.3.2 No Conflict. Except as set forth on Schedule 4.3.2, neither the execution and delivery by Buyer of this Agreement or any Ancillary Agreement to which Buyer is a party nor the consummation or performance of any of the transactions contemplated hereby or thereby will, directly or indirectly (with or without notice or lapse of time):

(1)	Conflict with, breach or violate the Governing Documents of Buyer or any resolution adopted by the members or managers of Buyer;

(2)	Conflict with, breach, violate or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements under any Law or any Order to which Buyer or any of its assets may be subject; or

(3)	Prevent the Closing or Buyer’s performance of this Agreement or any other Ancillary Agreement to which Buyer is a party.

4.4 Third Party Consents. Schedule 4.4 describes all authorizations, consents, waivers and approvals of any Person or Governmental Authority necessary in connection with the execution and delivery of this Agreement or the Ancillary Agreements by Buyer and the Buyer’s consummation and performance of the transactions contemplated by this Agreement or the Ancillary Agreements.

4.5 Litigation and Orders. There are no Claims or Orders pending or, to Buyer’s Knowledge, threatened against or otherwise related to Buyer, which may impair the ability of Buyer to perform this Agreement, the Ancillary Agreements or any other agreement to be entered into at the Closing or which questions the validity or propriety of this Agreement, the Ancillary Agreements, or any such other agreement or of any action taken under this Agreement, the Ancillary Agreements, or any such other agreement in connection with this Agreement.

4.6 Due Diligence. Buyer believes in good faith that it is capable of satisfying its obligations under this Agreement and the other agreements, instruments and documents contemplated by this Agreement or the Ancillary Agreements, and is capable of consummating these transactions. The Selling Parties have provided Buyer with such access to the personnel, properties, premises and, to the records of each Selling Party. In negotiating and entering into this Agreement and agreeing to consummate the transactions contemplated by this Agreement, Buyer has relied solely upon its own investigation and the express representations and warranties of the Selling Parties set forth in Article 3 or in any Ancillary Agreement, and neither Selling Party nor any of their respective officers, directors, shareholders, employees, Affiliates, agents or other Representatives has made any representation or warranty as to the Selling Parties, the Purchased Assets, this Agreement, the Ancillary Agreements or the Project, except as expressly set forth in this Agreement or in any Ancillary Agreement. To the fullest extent permitted by Law, none of Selling Party’s officers, directors, shareholders, employees, Affiliates, agents or other Representatives will have any liability to Buyer for any information made available to, or statements made to, Buyer (or any of Buyer’s agents, officers, directors, employees, Affiliates or other Representatives), except as otherwise expressly set forth in this Agreement or in any Ancillary Agreement.

4.7 Availability of Funds. Buyer has sufficient funds available to pay the Cash Purchase Price in immediately available funds at the Closing to consummate the transactions contemplated by this Agreement.

4.8 No Commissions. No commissions or brokers’ or finders’ fees are payable by, through or on account of any acts of Buyer or its Representatives in connection with this Agreement or the transactions contemplated by this Agreement.

4.9 No Buyer Material Adverse Effect. Except as set forth in Schedule 4.9 and except as may otherwise be consented to by RPC between the Execution Date and the Effective Time, since June 9, 2010, Buyer has not suffered a Buyer Material Adverse Effect.

4.10 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4 OR IN ANY ANCILLARY AGREEMENT, BUYER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY OF ANY NATURE, AND SELLER AND RPC BY THIS AGREEMENT EXPRESSLY ACKNOWLEDGE THAT NO SUCH OTHER REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE BY BUYER OR RELIED UPON BY SELLER OR RPC. BUYER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS MADE OR FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR OTHER PERSON REPRESENTING OR PURPORTING TO REPRESENT BUYER, UNLESS THE WARRANTIES, GUARANTIES, PROMISES, STATEMENTS, REPRESENTATIONS OR INFORMATION ARE EXPRESSLY AND SPECIFICALLY SET FORTH IN THIS ARTICLE 4 OR IN ANY ANCILLARY AGREEMENT.

ARTICLE 5

COVENANTS

5.1 Conduct of Business. Except as otherwise contemplated by this Agreement, as required by Law or as may be approved by Buyer, during the period from the Execution Date to the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8, Seller and RPC, each on its own behalf, will operate the Project and maintain the Purchased Assets it owns, in each case in the Ordinary Course of Business, consistent with Prudent Industry Practice, in accordance with Laws and Environmental Permits, and will not, without Buyer’s consent:

(1)

Sell or transfer any of the Purchased Assets other than Inventory comprising a part of the Purchased Assets and then only with respect to such Inventory if such sale or transfer is in the Ordinary Course of Business, provided, however, the

Selling Parties may, without Buyer’s consent but with prior notice to Buyer, convey or otherwise cause the Purchased Assets owned by Seller to be transferred, by written instruments of transfer, to RPC and upon such transfer, RPC will assume and perform Seller’s obligations under this Agreement with respect to such Purchased Assets;

(2)	Amend, modify, cancel, or waive any rights under or grant any consent relating to any Assumed Contracts, Transferable Permits or Transferable Environmental Permits, except in each case as specifically provided in this Agreement, or enter into any material contract that extends beyond the Effective Time relating to the Purchased Assets or the Project;

(3)	Incur any material obligations or Liabilities not in existence on the Execution Date that will become an Assumed Liability or otherwise become the obligation of Buyer in connection with the acquisition of the Purchased Assets;

(4)	Permit, allow, or suffer any Purchased Asset to be subjected to any Liens other than Permitted Liens or Liens that will otherwise be discharged prior to or at the Closing;

(5)	Grant, issue or give any Person any rights or options with respect to the Purchased Assets;

(6)	Settle any Tax claims, make or change any Tax elections or file any amended Tax Returns if such action would increase the Tax liability of the Buyer;

(7)	Take any affirmative action, or fail to take any reasonable action, as a result of which any of the events or changes listed in Section 3.10 is likely to occur; or

(8)	Enter into any written or oral agreement or obligation to do any of the foregoing.

5.2 Consents, Approvals and Contacts.

5.2.1 HSR Act. The Parties will each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice, Antitrust Division any notifications required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement. The Parties will consult and cooperate with each other as to the appropriate time of filing such notifications and will (a) make any such required filings at the agreed upon time (but in no event later than 45 days after the Execution Date), (b) respond promptly to any requests for additional information made by either of such agencies, and (c) use their commercially reasonable efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of such filings. As used in the Section 5.2.1, “commercially reasonable efforts” shall not include the willingness of the Selling Parties or the Buyer to accept an Order (1) agreeing to the divestiture, or the holding separate, of any assets of Selling Parties or Buyer or (2) that restricts, limits or impairs in any material way the business of Buyer or either Selling Party or any of their Affiliates. The Buyer and the Selling Parties shall work together in good faith to direct and shall afford each other a reasonable opportunity to participate in any proceedings or negotiations with any Governmental Authority relating to any of the foregoing, provided that the Buyer and the Selling Parties shall not knowingly take any action or fail to take any action that, individually or in the aggregate, adversely affects such proceedings or negotiations.

5.2.2 Other Required Regulatory Approvals. Without limiting Section 5.2.1, each Selling Party and Buyer will cooperate with each other and use commercially reasonable efforts to (a) promptly prepare and file all necessary applications, notices, petitions, and filings, and execute all agreements and documents to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including all Required Regulatory Approvals, except for the matters covered by Section 5.2.1, which will be governed by that Section), (b) obtain the transfer to Buyer of all Transferable Permits and Transferable Environmental Permits, and the reissuance to Buyer of all Permits that are not Transferable Permits and all Environmental Permits that are not Transferable Environmental Permits, (c) obtain the consents, approvals, and authorizations of all Governmental Authorities to the extent required by Law or Order for consummation of the transactions contemplated by this Agreement (including all Required Regulatory Approvals, except for the matters covered by Section 5.2.1, which will be governed by that Section), and (d) obtain all consents, approvals, and authorizations of all other Persons to the extent necessary to consummate the transactions contemplated by this Agreement as required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, Contract, lease, or other instrument to which a Selling Party or Buyer is a party or by which either of them is bound. Each Selling Party and Buyer each will have the right to review in advance all characterizations of the information relating to it or the transactions contemplated by this Agreement which appear in any filing made by the other in connection with the transactions contemplated by this Agreement.

5.2.3 Governmental Authority Contacts. Except (i) as expressly provided in Section 5.2.1, (ii) as permitted in this Section 5.2.3, or (iii) with respect to any communications by Buyer pertaining to a Buyer Required Regulatory Approval (subject to the restrictions contained in Section 5.14.1) or by either Selling Party pertaining to a Seller Required Regulatory Approval, neither Party will on an ex parte basis initiate, directly or indirectly, any communications, meetings, or other contacts with any Governmental Authority in connection with the transactions contemplated by this Agreement without in each case the prior consent of the other Party. Except as expressly provided in Section 5.2.1, or in connection with any communications, meetings, or other contacts, formal or informal, oral or written, with any Governmental Authority in connection with the transactions contemplated by this Agreement or any Required Regulatory Approval or any matters otherwise covered by Section 5.2.2, each Party will exercise commercially reasonable efforts to (a) inform the other in advance of any communication, meeting, or other contact which that Party proposes or intends to make, including the subject matter, contents, intended agenda, and other aspects of transactions contemplated by this Agreement, (b) consult and cooperate with the other Party and take into account the comments of such other Party, (c) arrange for Representatives of the other Party to participate to the extent reasonably possible, and (d) notify the other Party of any substantive oral or written communications with any Governmental Authority relating to any of the foregoing. Each Party further agrees to provide copies of all written communications with any Governmental Authority in connection with any Required Regulatory Approval. Nothing in this Section 5.2.3 is intended to or will restrict any communication or other action by the Selling Parties in connection with the Purchased Assets in the Ordinary Course of Business, or by Buyer in the Ordinary Course of Business, so long as those communications and actions do not relate to this Agreement, the Ancillary Agreements, the transactions contemplated in this Agreement, or (in Buyer’s case) the Purchased Assets. For the avoidance of doubt, neither Party, nor their respective affiliates nor any other Person at the request or on behalf of a Party shall, without the prior consent of the other Party, initiate, directly or indirectly, any communications, meetings or other contacts, formal or informal, with any Governmental Authority regarding the applicability of sales tax in the State of Maine to the transactions contemplated by this Agreement or the Ancillary Agreements.

5.2.4 Regulatory Matters. Buyer and the Selling Parties will take all commercially reasonably necessary steps to avoid or eliminate every impediment under any applicable Law that is asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the consummation of those transactions to occur as expeditiously as possible, but neither Buyer nor any Selling Party nor any of their respective Affiliates will be under any obligation to enter into negotiations, provide information, make proposals, enter into or perform agreements or submit to Orders, or, pursuant to any such agreement or Order or otherwise, sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise), particular assets or categories of assets of Buyer, either Selling Party or any of their respective Affiliates, including any of the Purchased Assets.

5.3 Access and Confidential Information.

5.3.1 Pre-Closing Access. Subject to Section 5.14.1, between the Execution Date and the Effective Time, each Selling Party will, during ordinary business hours and upon reasonable notice, (a) give Buyer and Buyer’s Representatives reasonable access to the Purchased Assets, including on-site technical and engineering data, to which Buyer is not denied access by Law and to which the Selling Party has the right to grant access without the consent of any other Person (and where consent of another Person is required, subject to any terms and conditions imposed by that other Person), (b) permit Buyer to make such inspections of the Purchased Assets as Buyer may reasonably request on reasonable advance notice to each Selling Party, so long as Buyer’s access does not unreasonably interfere with any of Seller’s or RPC’s operations, (c) furnish Buyer with such financial and operating data and other information with respect to the Purchased Assets as Buyer may from time to time reasonably request, and (d) furnish Buyer with a copy of each material report, schedule, or other document principally relating to the Purchased Assets filed by Seller or RPC with, or received by Seller or RPC from, any Governmental Authority. Any such investigation will be conducted in such a manner as not to interfere unreasonably with the operation of the Project or any other Person, and Buyer will indemnify and hold harmless the Seller Group (separate and apart from Buyer’s obligations in Article 9 and without regard to any basket, cap or other conditions or limitations contained in Article 9) from and against any Liabilities caused by any action of Buyer or Buyer’s Representatives or Affiliates while present on any of the Purchased Assets or other premises to which Buyer is granted access under this Agreement (including restoring the premises to substantially the same condition as prior to the investigation). Neither Selling Party will be required to take any action which would constitute a waiver of the attorney-client privilege, and neither Selling Party need supply Buyer with any information which such Selling Party is under a contractual or other legal obligation not to supply, but a Selling Party will provide Buyer with a description of the information withheld and the basis for withholding that information to the fullest extent possible without causing a waiver of the attorney-client privilege or a violation of a contractual or legal obligation. Notwithstanding anything in this Section 5.3 to the contrary, Buyer will not have access to personnel and medical records that could, in either Selling Party’s good faith judgment, subject either Selling Party or its Affiliates to risk of liability or otherwise violate the Health Insurance Portability and Accountability Act of 1996, as amended.

5.3.2 Confidential Information. Unless and until the transactions contemplated by this Agreement have been consummated, Buyer will, and will cause its Affiliates and Buyer’s Representatives to, hold in strict confidence and not use or disclose to any other Person any Confidential Information, except as and to the extent specifically authorized in the Confidentiality Agreement. If the transactions contemplated by this Agreement are consummated, (a) the Selling Parties will, and will cause their respective employees, officers, directors and Affiliates to, keep confidential all information (whether written or otherwise) concerning the Purchased Assets and Buyer’s business (“Buyer Confidential Information”) and will refrain from using any of the Buyer Confidential Information and shall not disclose Buyer Confidential Information to any third party except on behalf of the Buyer and its Affiliates and as necessary to prepare and file Tax Returns, and (b) the Confidentiality Agreement will no longer apply to Buyer Confidential Information but will continue in full force and effect with respect to all other Confidential Information of either Selling Party or its Affiliates. If the Selling Parties are required to disclose Buyer Confidential Information to comply with any applicable Law (other than as necessary to prepare and file Tax Returns), to the extent allowed by applicable Law, prior to that disclosure, the Selling Parties must give the Buyer prompt notice of the requirement or request for disclosure and, to the extent the Selling Parties’ or their Affiliates’ legal rights are not prejudiced thereby or the Selling Parties’ or their Affiliates’ legal obligations are not impeded thereby, use reasonable efforts to secure or cooperate with the Buyer, in each case at Buyer’s request and expense, in securing a protective Order or other arrangement to limit disclosure of Buyer Confidential Information only to parties agreeing to be bound by the terms of the protective Order or other arrangement. The Selling Parties’ obligations of confidentiality and restriction on use in this Section 5.3.2 do not apply to any Buyer Confidential Information that (1) was in the public domain prior to the Execution Date or subsequently came into the public domain through no fault of the Selling Parties, or (2) was lawfully received by either Selling Party from a third party for which either Selling Party had no reason to know was restricted from disclosing the Buyer Confidential Information, or (3) is independently developed by either Selling Party without reference to the Buyer Confidential Information.

5.3.3 Post-Closing Access. For seven years after the Effective Time, each Party and its Representatives will have reasonable access to all of the books and records relating to the Purchased Assets in the possession of the other Party to the extent that access may reasonably be required in connection with the Assumed Liabilities or the Excluded Liabilities or other matters relating to or affected by the operation of the Purchased Assets. Such access will be afforded during normal business hours upon reasonable advance written notice to the Party in possession of the books and records in question, but (a) any review of books and records will be conducted in such a manner as not to interfere unreasonably with the operation of the business of any Party or its Affiliates, (b) no Party will be required to take any action which would constitute a waiver of the attorney-client privilege or a violation of applicable Law, (c) no Party need supply any information which that Party is under a contractual or other legal obligation to keep confidential or not to supply or disclose, and (d) if appropriate or desirable, access under this Section 5.3.3 may be augmented subject to a mutually-agreeable written confidentially arrangement that becomes effective post-Closing. A Party validly exercising its rights of access under this Section 5.3.3 will do so solely at its own cost and, in addition, will reimburse the Party against whom the right is validly exercised for reasonable out-of-pocket costs incurred in satisfying requests for information, including costs for copying, non-incidental labor and travel. If the Party in possession of books and records desires to dispose of any of those books and records prior to the expiration of the seven-year period following the Effective Time, that Party will, prior to disposition, give the other Party a reasonable opportunity at the other Party’s expense to segregate and take possession of those books and records.

5.4 Expenses. Except to the extent specifically provided in this Agreement, and irrespective of whether the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be borne by the Party incurring those costs and expenses, including specifically: (a) each Party will pay its own filing fee associated with its own HSR approval, if any, and (b) all filing, recording, transfer or other fees or charges of any nature payable pursuant to any Law or any Order in connection with the sale, transfer, and assignment of the Purchased Assets and the Assumed Liabilities, if any, will, except to the extent provided in Section 5.7, be borne by Buyer.

5.5 Efforts to Complete the Transactions. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, including negotiating in good faith the form and substance of each Ancillary Agreement and using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each Party’s obligations under this Agreement within its reasonable control. Neither Party will, without the prior consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

5.6 Publicity. Neither Buyer nor the Selling Parties will, without the prior consent of the other Party, make any public disclosure (by means of public announcement, press release or otherwise) concerning the subject matter of this Agreement or any of the transactions contemplated by this Agreement, unless otherwise required by Law. Any public disclosure is subject to Section 5.3.2.

5.7 Tax Matters.

5.7.1 Taxes. All state and local sales and use Taxes incurred in connection with this Agreement and the transactions contemplated by this Agreement, if any, will be paid one half by the Selling Parties and one half by Buyer. All other Real Property transfer, state and local documentary, stamp and registration Taxes incurred in connection with this Agreement and the transactions contemplated by this Agreement, if any, will be paid one-half by Buyer and one-half by the Selling Parties, including transfer taxes related to the conveyance of the Real Property. Buyer and each Selling Party will prepare at their own expense and file, to the extent required by Law, all necessary Tax Returns and other documentation with respect to all such transfer or sales and use Taxes. Neither Buyer nor any Selling Party will take any position on any Tax Return, including any amendment or refund claim, or before any Tax authority that is inconsistent with the application of the occasional sale exemption provided to the transactions contemplated by this Agreement, without the express written consent of RPC. Any refund of sales and use Tax described in this Section 5.7.1 will be shared one half by the Selling Parties and one half by Buyer. Buyer will promptly pay to that Selling Party one half of the amount of any such refund (including any credit which reduces the amount of Taxes Buyer would otherwise owe) promptly upon receipt or when such credit is issued.

5.7.2 Tax Returns. Each Selling Party will be responsible for the preparation and timely filing of any Tax Returns reflecting any Taxes payable by such Selling Party (including any federal, state or local income and franchise Taxes imposed on the Selling Parties or their Affiliates in connection with this Agreement and the transactions contemplated by this Agreement) and the timely payment of any Taxes shown to be due on such returns. Buyer will be responsible for the preparation and timely filing of any Tax Returns reflecting any Taxes payable by Buyer and the timely payment of any Taxes shown to be due on such returns. Any Tax Return that reflects Taxes to be prorated in accordance with Section 2.7 will be subject to the approval of the Party not preparing the Tax Return. Each Party will make any such Tax Return prepared by it available for the other Party’s review and approval no later than twenty (20) Business Days prior to the due date for filing such Tax Return. Within fifteen (15) Business Days after receipt of such Tax Return, the approving Party will pay to the Party preparing the Tax Return the amount of such prorated Taxes shown as due on such approved Tax Return for which the approving Party is responsible under Section 2.7.

5.7.3 Cooperation and Assistance. Buyer and the Selling Parties will provide each other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each Party will retain and provide the other with any records or information which may be relevant to such return, audit or examination or proceedings. Any information obtained pursuant to this Section 5.7.3 or pursuant to any other Section of this Agreement providing for the sharing of information in connection with the preparation of, or the review of, any Tax Return or other schedule relating to Taxes will be kept confidential in accordance with Section 5.3.2. The terms and conditions of this Section 5.7 will survive the Closing.

5.7.4 Claims and Disputes. Each Party will timely notify the other Party of any Tax examination, refund claim, dispute, or proceeding involving Taxes subject to Section 2.7 or 5.7.1 and allow the other Party to participate in the resolution of that action (at each Party’s own expense) and will not settle such action without the other Party’s consent. Each Party will timely notify the other Party of any Tax examination, refund, claim, dispute, or proceeding involving Taxes relating to the allocation of Purchase Price provided for in Section 2.8, but in no event will Buyer have access to any federal, state or local income Tax Returns of the Selling Parties or their Affiliates.

5.7.5 Tax Clearance Certificates and Cooperation. Buyer and each Selling Party on behalf of itself, will upon request use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on the Purchased Assets (including Taxes imposed on the transactions contemplated by this Agreement or by way of successor liability).

5.8 Notice of Changes.

5.8.1 By the Selling Parties. From the Execution Date to the Closing Date, the Selling Parties will promptly notify Buyer of (i) any Seller Material Adverse Effect, (ii) the institution of or, to the Selling Parties’ Knowledge, threat of institution of, any Claim against either Selling Party or any of the Purchased Assets that could reasonably be expected to have a Seller Material Adverse Effect, or (iii) any breach of this Agreement by a Selling Party.

5.8.2 By Buyer. From the Execution Date to the Closing Date, Buyer will promptly notify the Selling Parties of (i) any Buyer Material Adverse Effect, (ii) the institution of or, to the Buyer’s Knowledge, threat of institution of, any Claim against the Buyer that could reasonably be expected to have a Buyer Material Adverse Effect, or (iii) any breach of this Agreement by Buyer.

5.9 Updates to Schedules and Exhibits. From the Execution Date to the Closing Date, if the Party responsible for a Schedule or Exhibit becomes aware of any fact or condition that requires a change to that Schedule or Exhibit or any information that should have been, but was not, included in that Schedule or Exhibit, the responsible Party will promptly so notify the other Party and provide an updated Schedule or Exhibit reflecting the correct information. The receiving Party may, as its sole remedy, terminate this Agreement by notice to the responsible Party within 15 Business Days after receiving the updated Schedule or Exhibit if any of the Closing conditions of the updating Party under Article 6 could not be satisfied absent such update. If the Party receiving an updated Schedule or Exhibit does not timely terminate this Agreement as provided in this Section 5.9, the updated Schedule or Exhibit will replace the original Schedule or Exhibit and become part of this Agreement.

5.10 Interconnection Agreement. The Project is interconnected to CMP’s transmission system pursuant to an interconnection agreement, dated January 1, 2006, a copy of which has been provided to Buyer (“Interconnection Agreement”). Buyer and RPC will work cooperatively to seek the consents required for the assignment of the Interconnection Agreement from NewPage Corporation to Buyer, effective as of the Effective Time, pursuant to an instrument in form and substance reasonably satisfactory to RPC, Buyer and the other parties whose consent is required, and otherwise approved by the Independent System Operator–New England (“Interconnection Agreement Assignment”). The terms of the Interconnection Agreement Assignment are set forth on Exhibit 5.10.

5.11 Further Agreements. Each Selling Party will promptly forward to Buyer (properly endorsed for deposit by Buyer) any checks or other funds such Selling Party receives on account of or in respect of the Purchased Assets on or after the Effective Time, other than checks or funds that are Excluded Assets. Buyer will promptly forward to the appropriate Selling Party (properly endorsed for deposit by such Selling Party) any checks or other funds Buyer receives on account of or in respect of the Excluded Assets on or after the Effective Time. Each Party will undertake commercially reasonable efforts to ensure that third parties direct mail and other communications to the proper Party after the Effective Time. Following the Closing, each Party will execute and deliver such documents and take such actions as the other Party may reasonably request from time to time in order to give effect to the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Selling Parties hereby agree to take all reasonable actions as may be requested by Buyer from time to time (without obligation by the Selling Parties to pay any money or assume or incur any liability) to cure all Title Defects.

5.12 Real Estate.

5.12.1 Title Commitment and Survey. Prior to or as soon as practicable after the Execution Date, (a) Buyer will obtain a current title insurance commitment for the Real Property (“Title Commitment”) issued by the Title Company, together with copies of documents referred to in the Title Commitment, and (b) RPC will deliver to Buyer a current survey (the “Survey”) of the Real Property (as separate from the Excluded Real Property) that (i) (A) meets the 2011 Minimum Detail Requirements For ALTA/ACSM Land Title Surveys of the Real Property to the extent reasonably required by the Title Company to remove from, or reasonably limit in, Buyer’s Title Policy the so-called survey exception to those items shown on an accurate survey, (B) depicts the plottable items affecting the Real Property as set forth on the Title Commitment, (C) excludes the depiction of any wires, pipes or other similar lines that are above ground level, (D) excludes the Additional Survey Work, and (E) is otherwise reasonably satisfactory to Buyer (“Minimum Survey Requirements”); and (ii) includes any other additional items reasonably requested by Buyer, including the depiction of any wires, pipes or other similar lines that are above ground level (collectively, “Additional Survey Work”).

5.12.2 Title Defects. Within 15 Business Days after Buyer receives both of the Title Commitment and the Survey (or any update to the Title Commitment or Survey), Buyer will notify RPC of any matter disclosed in or on that document (and in the case of an update, not disclosed in or on the prior version of that document) that Buyer reasonably considers to be a Title Defect, describing the nature of the Title Defect in reasonable detail (a “Defect Notice”). Any matter disclosed in the Title Commitment or on a Survey or in any update to either document as to which Buyer does not provide a timely Defect Notice will be deemed a Permitted Lien. Any monetary Lien arising by, through or under third parties (whether senior or junior) encumbering easements located outside the Real Property that benefit the Purchased Assets will be deemed a Permitted Lien and will not be deemed to be a Title Defect. Within 10 Business Days after receipt of a Defect Notice, RPC will notify Buyer as to whether RPC undertakes to cure the Title Defects described in the Defect Notice, in which case RPC will have until the Closing Date to cure those Title Defects.

5.12.3 Remedies. If RPC fails to timely notify Buyer of its intent to cure a Title Defect described in a timely Defect Notice, or if having so notified Buyer RPC fails to cure the Title Defect prior to the Closing Date, then Buyer may, as Buyer’s sole remedy, terminate this Agreement by notice to the Selling Parties within 10 Business Days after the date RPC’s cure notice was due (if no cure notice was timely given) or on the Closing Date (if the cure is not completed by the Closing Date). Otherwise, Buyer will be deemed to have accepted title to the Real Property subject to the uncured Title Defect and the uncured Title Defect will be deemed a Permitted Lien.

5.12.4 Title Policy. Buyer will obtain from the Title Company an ALTA 2006 Owner’s Title Insurance Policy based on the Title Commitment, insuring Buyer’s title to the Real Property as of the Effective Time in an amount not less than the amount of the Purchase Price allocated to the Real Property and subject only to the Permitted Liens (“Title Policy”).

5.12.5 Subdivision. RPC will use commercially reasonable efforts to obtain, and Buyer will cooperate with RPC in obtaining, from the appropriate Governmental Authorities any necessary approval for the subdivision of the Real Property from any other lands owned by RPC and not included in the Purchased Assets (“Excluded Real Property”) that may be necessary to convey the Real Property to Buyer (“Subdivision”).

5.12.6 Costs. RPC will pay for the cost of the Minimum Survey Requirements and costs associated with the Subdivision pursuant to Section 5.12.5. Buyer will pay for the cost of the Title Commitment, the premium for Title Policy and all endorsements to the Title Policy, and any Additional Survey Work requested by Buyer.

5.12.7 Reciprocal Easement Agreement. RPC and Buyer will at the Closing enter into a Reciprocal Easement Agreement granting and reserving easements that will benefit RPC for the operation of its manufacturing facilities and Buyer for the operation of the Purchased Assets. The Reciprocal Easement Agreement will be a Permitted Lien and will be included in the Title Policy as an insured appurtenance to the Owned Real Property.

5.13 Casualty.

5.13.1 Estimated Restoration Cost. If any Purchased Assets are damaged or destroyed after the Execution Date but prior to the Effective Time through no fault of Buyer or its Representatives, the Selling Parties will promptly so notify Buyer and, as soon as practicable, provide from a nationally recognized engineering firm with experience in biomass cogeneration projects that is reasonably acceptable to the Selling Parties and Buyer (a) an estimated cost of, and reasonable construction schedule for, restoring the damaged or destroyed assets to a condition reasonably comparable to their condition immediately prior to the loss, and (b) the anticipated impact of the loss, before and after repair, on Buyer’s Intended Use.

5.13.2 Effect of Casualty Loss. The Selling Parties will bear the risk of loss or damage to the Purchased Assets resulting from fire, theft or other casualty (except reasonable wear and tear or any casualty caused by Buyer or any of its Representatives) that occurs after Execution Date and prior to the Effective Time. If any such loss or damage (i) is so substantial as to prevent normal operation of any portion of the Project or would otherwise materially impact the Buyer’s Intended Use, or (ii) if the estimated restoration costs exceed $500,000, the Buyer and the Selling Parties shall negotiate in good faith to resolve the actions required to be taken, if any, in connection with any such loss or damage. If a resolution acceptable to each of the Buyer and the Selling Parties cannot be reached within thirty (30) days after receipt of notice from the Selling Parties as required by Section 5.13.1, each of the Buyer and the Selling Parties shall have the right, in their sole discretion, to terminate this Agreement. If a negotiation notice is not timely given or if a notice of termination is not timely given, this Agreement will continue in effect and the Selling Parties will complete the restoration in accordance with the estimate. Unless the Parties otherwise agree, Buyer will have no right or interest in any insurance proceeds that either Selling Party may receive or be entitled to receive as a result of any casualty loss or damage under insurance policies held by or on behalf of either Selling Party.

5.14 Environmental Matters.

5.14.1 Pre-Closing. Except as otherwise contemplated by this Agreement or as may be approved by the Selling Parties in their sole discretion, from the Execution Date to the earlier of the Effective Time or the termination of this Agreement in accordance with Article 8, neither Buyer nor any of its Affiliates or Representatives may undertake or cause to be undertaken any Restricted Activity. Any investigation of Historical Environmental Liabilities, Indemnifiable Environmental Liabilities or Environmental Conditions by or on behalf of Buyer will not be considered a Restricted Activity if it is limited to visual inspections and site visits commonly included in the scope of a Phase 1 Level Environmental Inspection. If a Governmental Authority initiates any communication (written, electronic or verbal) with Buyer (or any of its Affiliates or Representatives, all of whom will be instructed as follows) prior to the Effective Time, Buyer will refrain from responding and immediately refer the communication to RPC for response.

5.14.2 Post-Closing.

5.14.2.1 Restricted Activity. Except as specifically authorized in this Section 5.14.2, neither Buyer nor any of its Affiliates or Representatives nor any of Buyer’s or its Affiliates’ successors or assigns, may conduct or cause or permit any other Person to conduct any of the following activities (each, a “Restricted Activity”):

(i) From and after the Effective Time and on or before May 2, 2013, and except to the extent such activities are conducted in connection with a Permitted Activity (1) any activity that would materially disturb the subsurface of any portion of the Real Property, (2) any surface sampling or analysis or any subsurface sampling, analysis or investigation on or about or with respect to the Real Property, or (3) any communication with a Governmental Authority by or on behalf of Buyer or any of its Affiliates after the Closing Date relating to Historical Environmental Liabilities or Indemnifiable Environmental Liabilities; and

(ii) From and after the Effective Time and solely with respect to that portion of the Real Property shown on Exhibit 5.14.2(A) and except to the extent such activities are conducted in connection with a Permitted Activity (1) any activity that would materially disturb the subsurface of that portion of the Real Property, (2) any surface sampling or analysis or any subsurface sampling, analysis or investigation on or about or with respect to that portion of the Real Property, or (3) any communication with a Governmental Authority by or on behalf of Buyer or any of its Affiliates after the Closing Date relating to the Environmental Condition described in Exhibit 1.1(F); and

(iii) From and after the Effective Time and solely with respect to that portion of the Real Property shown on Exhibit 5.14.2(B) and except to the extent such activities are conducted in connection with a Permitted Activity (1) any groundwater sampling or testing on that portion of the Real Property, or (2) any communication with a Governmental Authority by or on behalf of Buyer or any of its Affiliates after the Closing Date relating to the Environmental Condition described in Exhibit 1.1(F).

5.14.2.2 Permitted Activity. A “Permitted Activity” means any activity that (i) occurs in the Ordinary Course of Business to the extent the proposed activity does not occur as a result of an expansion of the Project or a change in the use of the Purchased Assets from a cogeneration facility to an alternate use or due diligence conducted by a future purchaser or financing source; (ii) is consistent with the activities conducted under a Phase 1 Level Environmental Inspection; (iii) is required by an Environmental Law or in response to an unsolicited request of a Governmental Authority; (iv) is conducted by Buyer in connection with repairs, modifications, maintenance or construction activities related to the Purchased Assets that are conducted consistent with Prudent Industry Practices and provided such construction activities do not result in an expansion of the Project or a change in the use of the Purchased Assets from a cogeneration facility to an alternate use, or (v) is in connection with the proposed improvements to the Purchased Assets as outlined on Schedule 5.14.2.2. After the Effective Time, if the Buyer or any of its Affiliates or Representatives desires to conduct a Restricted Activity or cause or permit a Restricted Activity to be conducted, Buyer shall in each instance provide RPC prior written notice specifying the nature and reason for the proposed Restricted Activity. If RPC reasonably determines that the proposed Restricted Activity would be likely to materially adversely impact RPC’s business or manufacturing facilities, RPC may so notify Buyer within 10 Business Days after RPC’s receipt of Buyer’s notice, and the Parties will work together in good faith to identify and implement a commercially reasonable alternative. If despite their best good faith efforts the Parties are unable to identify a commercially reasonable alternative within 30 Business days after RPC’s notice, the proposed activity will remain a Restricted Activity. If RPC fails to timely object to a proposed activity that otherwise complies with the foregoing requirements, RPC will be deemed to have consented to the activity as proposed and it will be deemed a Permitted Activity. Buyer will conduct Permitted Activities in a commercially reasonable manner so as to minimize any adverse impact on RPC’s business and manufacturing facilities. Any communications regarding the matters in this Section 5.14.2 will be made without prejudice and will be treated as confidential settlement discussions that may not be used as evidence in any litigation, administrative proceeding, arbitration or other dispute (other than a dispute involving compliance with this Section 5.14.2).

5.15 Separation. RPC will work in good faith to complete electrical and physical separation of the Project and its associated facilities and equipment from RPC’s manufacturing facilities and equipment and utility assets, in the manner more fully described in Exhibit 5.15, as soon as practicable after the Closing. Buyer will cooperate with and assist RPC in good faith in the design and implementation of the separation. The separation will consist of tasks to be completed by the Selling Parties and by Buyer, as described in Exhibit 5.15, which will include the estimated total cost to complete separation at the Project and the Party responsible for paying those costs. RPC and Buyer will update Exhibit 5.15 at Closing to reflect any separation tasks that have been completed as of the Closing and any resulting adjustment to the total cost to complete separation of the Purchased Assets. Each Party will pay its own costs for all separation work completed by such Party, which costs will include such Party’s reasonable attorneys’ fees, consultant fees, staff salaries and other indirect costs of the separation.

5.16 Conditions to Closing. Prior to the Closing, (a) each Selling Party will promptly notify Buyer of any matter of which such Selling Party becomes aware that would likely cause a failure of any of the conditions to Closing referenced in Section 6.1, and (b) Buyer will promptly notify the Selling Parties of any matter of which Buyer becomes aware that would likely cause a failure of any of the conditions to Closing referenced in Section 6.2.

5.17 Governing Documents. Between the Execution Date and the Effective Time or the termination of this Agreement, no Party may modify or amend their Governing Documents in a way that could reasonably be expected to have a Buyer Material Adverse Effect or a Seller Material Adverse Effect.

5.18 Other Transactions. Between the Execution Date and the Effective Time or the earlier termination of this Agreement, Buyer and the Selling Parties will deal exclusively and in good faith with each other regarding the transactions contemplated by this Agreement. Between the Execution Date and the Effective Time or the earlier termination of this Agreement, the Selling Parties may not directly or indirectly solicit proposals or offers from any Person, participate in discussions with any Person, provide non-public information to any Person, or enter into a Contract with any Person in furtherance of an acquisition or potential acquisition of the Purchased Assets, whether by asset sale, merger or otherwise, by any Person other than Buyer.

5.19 Project Employees. To the extent permitted by Law, RPC will provide to Buyer information about permanent non-union and union personnel employed by RPC who currently provide all or substantially all of their services in support of the Project (a “Project Employee”) as Buyer may reasonably request, including the names, job functions, current compensation and a compensation history from January 1, 2009. To the extent permitted by Law, Buyer will condition any offer of employment to a non-union Project Employee on a waiver by that Project Employee of severance and other employment separation payments due from the Selling Parties to that Project Employee and will give such Project Employee credit for their accrued and unused vacation time with RPC.

5.20 Inventory Credit. Buyer will receive from RPC a one-time credit under the Shared Services Agreement in an amount to be determined by the Parties prior to the Closing Date, to be applied toward the purchase of shared Inventory described in Exhibit 2.1(3)(B).

ARTICLE 6

CONDITIONS TO THE CLOSING

6.1 Conditions to the Obligations of Buyer. The obligations of Buyer to complete the transactions contemplated by this Agreement at the Closing will be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following conditions:

(1)	All agreements and covenants required by this Agreement to be complied with or performed by the Selling Parties at or prior to the Closing (i) that are qualified as to materiality or a Seller Material Adverse Effect have been complied with or performed in all respects; and (ii) that are not so qualified have been complied with or performed in all material respects.

(2)	All representations and warranties of the Selling Parties in this Agreement (i) that are qualified as to materiality or a Seller Material Adverse Effect will be true and correct as of the Execution Date and as of the Effective Time (or if a different time is expressly stated, as of that time) and (ii) that are not so qualified will be true and correct in all material respects as of the Execution Date and the Effective Time (or if a different time is expressly stated, as of that time).

(3)	The Required Regulatory Approvals with respect to Buyer’s Intended Use of the Purchased Assets have been obtained and become Final Orders. No terms or conditions in addition to the Required Regulatory Approvals have been imposed in connection with the Final Orders by any Governmental Authority that, individually or in the aggregate, (a) would likely create a Buyer Material Adverse Effect or a Seller Material Adverse Effect with respect to the Purchased Assets, or (b) would subject Buyer or its Affiliates to any regulation or oversight by any Governmental Authority post-Closing that is materially greater than that experienced by the Selling Parties as of the Effective Time, but expressly excluding any regulation or oversight by any Governmental Authority that the Selling Parties are not subject to as of the Closing Date. Without limiting the generality of the foregoing, the Subdivision has been completed and approved by the applicable Governmental Authorities and the Real Property (as excluded from the Excluded Real Property) shall comply with all applicable Laws with respect to Buyer’s Intended Use, including shoreland zone requirements and applicable zoning requirements.

(4)	All third party consents and approvals required for completion of the transactions contemplated by this Agreement have been obtained (including the consents and approvals set forth in Schedule 3.4 and Schedule 4.4), other than any consents or approvals that, if not obtained, would not, in the aggregate, likely create a Buyer Material Adverse Effect or a Seller Material Adverse Effect with respect to the Purchased Assets.

(5)	No Order prevents the consummation of any material aspect of the transactions contemplated by this Agreement or any Ancillary Agreement (each Party will use its commercially reasonable efforts to have any such Order lifted) and no Law prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(6)	Buyer has received those documents to be delivered to Buyer by the Selling Parties in accordance with Section 7.3.

(7)	If the form of any Ancillary Agreement (including any schedules and exhibits to that Ancillary Agreement) is not attached in final form as an Exhibit on the Execution Date and is not subsequently agreed to in writing by the Parties prior to the Closing Date as evidenced by delivery of a final signed written agreement, the form of that Ancillary Agreement as delivered on the Closing Date must be satisfactory in all respects to Buyer. The determination of whether this condition has been satisfied will be made by Buyer in its sole discretion based on its evaluation of all of the transactions contemplated by this Agreement and the Ancillary Agreements, taken as a whole, regardless of whether the form of Ancillary Agreement delivered at the Closing is consistent or inconsistent with any summary or term sheet attached as an Exhibit on the Execution Date.

(8)	The Selling Parties shall have cured, corrected, bonded over and/or removed of record any Title Defects that the Selling Parties have undertaken to cure pursuant to Section 5.12.2 in a manner reasonably satisfactory to Buyer.

(9)	Buyer has received UCC searches of security interest filings in form and scope and substance reasonably satisfactory to Buyer, confirming the release or termination of all Liens other than Permitted Liens.

(10)	Buyer and the Selling Parties shall have mutually agreed upon the purchase price allocation pursuant to Section 2.8.

(11)	The Purchased Assets are, as of the Closing Date, in substantially the same condition as of the close of business as of the Execution Date, ordinary wear and tear excepted or, in the event of a loss or damage described under Section 5.13, are in the condition mutually agreed to pursuant to and in accordance with Section 5.13.2 with respect to the Purchased Assets which are the subject of the loss or damage.

(12)	There has been no Seller Material Adverse Effect.

(13)	There is no actual, or to the Selling Parties’ Knowledge, threatened, strike, slowdown or work stoppage with respect to the Project Employees.

(14)	Buyer has received from each Selling Party as applicable (i) an affidavit substantially in the form described in Treasury Regulation Section 1.1445-2(b)(2)(iv), and stating under penalty of perjury each such Selling Party’s United States taxpayer identification number and that each such Selling Party is not a foreign person, and (ii) a certificate, form, affidavit, or other similar documentation stating that each Selling Party is not subject to state tax withholding.

(15)	The Real Property Lease has been terminated and the Selling Parties have delivered to Buyer written evidence of such termination, the form and substance of which is reasonably satisfactory to Buyer.

(16)	The Parties and the local and national labor unions representing any of the Project Employees have come to terms reasonably satisfactory to the Parties pertaining to those Project Employees’ discontinuance of employment by the Seller and employment by the Buyer, including acknowledgement by such unions of satisfaction with compliance by the Parties of any successor requirements which may be contained within the Collective Bargaining Agreements.

6.2 Conditions to the Obligations of the Selling Parties. The obligation of the Selling Parties to effect the transactions contemplated by this Agreement will be subject to the fulfillment (or waiver by each Selling Party) on or prior to the Closing Date of the following conditions:

(1)	All agreements and covenants required by this Agreement to be complied with or performed by Buyer at or prior to the Closing (i) that are qualified as to materiality or a Buyer Material Adverse Effect have been complied with or performed in all respects; and (ii) that are not so qualified have been complied with and performed in all material respects.

(2)	All representations and warranties of Buyer in this Agreement (i) that are qualified as to materiality or a Buyer Material Adverse Effect will be true and correct as of the Execution Date and as of the Effective Time (or if a different time is expressly stated, as of that time) and (ii) that are not so qualified will be true and correct in all material respects as of the Execution Date and the Effective Time (or if a different time is expressly stated, as of that time).

(3)	The Required Regulatory Approvals have been obtained and become Final Orders. No terms or conditions in addition to the Required Regulatory Approvals have been imposed in connection with the Final Orders by any Governmental Authority that, individually or in the aggregate, (a) would likely create a Seller Material Adverse Effect, (b) would decrease the net proceeds the Selling Parties anticipate realizing from the transactions contemplated by this Agreement, or (c) would subject either Selling Party or its Affiliates to new or additional regulation or oversight by any Governmental Authority post-Closing.

(4)	All third party consents and approvals required for the consummation of the transactions contemplated by this Agreement have been obtained (including the consents and approvals set forth in Schedule 3.4 and Schedule 4.4), other than any consents or approvals that, if not obtained, would not, in the aggregate, likely create a Seller Material Adverse Effect.

(5)	No Order prevents the consummation of any material aspect of the transactions contemplated by this Agreement or any Ancillary Agreement (each Party will use its commercially reasonable efforts to have any such Order lifted) and no Law prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(6)	There has been no Buyer Material Adverse Effect.

(7)	The Buyer and the Selling Parties shall have mutually agreed upon the purchase price allocation pursuant to Section 2.8.

(8)	The Selling Parties have received those documents to be delivered to the Selling Parties in accordance with Section 7.4.

(9)	If the form of any Ancillary Agreement (including any schedules and exhibits to that Ancillary Agreement) is not attached in final form as an Exhibit on the Execution Date and is not subsequently agreed to in writing by the Parties prior to the Closing Date as evidenced by delivery of a final signed written agreement, the form of that Ancillary Agreement as delivered on the Closing Date must be satisfactory in all respects to the Selling Parties. The determination of whether this condition has been satisfied will be made by the Selling Parties in their sole discretion based on their evaluation of all of the transactions contemplated by this Agreement and the Ancillary Agreements, taken as a whole, regardless of whether the form of Ancillary Agreement delivered at the Closing is consistent or inconsistent with any summary or term sheet attached as an Exhibit on the Execution Date.

(10)	The Parties and the local and national labor unions representing any of the Project Employees have come to terms reasonably satisfactory to the Parties pertaining to those Project Employees’ discontinuance of employment by the Seller and employment by the Buyer, including acknowledgement by such unions of satisfaction with compliance by the Parties of any successor requirements which may be contained within the Collective Bargaining Agreements.

ARTICLE 7

CLOSING

7.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of RPC’s counsel in Portland, Maine, commencing at 10:00 a.m. on the third Business Day after all conditions precedent in Article 6 have been satisfied in full or waived, or at such other time and place as the Parties may agree (the “Closing Date”). Risk of loss for the Purchased Assets will transfer from the Selling Parties to Buyer as of the Effective Time.

7.2 Timing and Effectiveness of Actions. At the Closing, the Parties will take the actions described in this Article 7. All actions will be deemed to have occurred simultaneously and as of the Effective Time and, unless Buyer and the Selling Parties otherwise agree, the effectiveness of any action taken at the Closing will be conditioned upon the taking of all other actions required by this Article 7.

7.3 Selling Parties’ Deliveries. At the Closing, RPC or Seller, as applicable, will deliver the following:

(1)	The Assignment and Assumption Agreement, executed by the Selling Parties;

(2)	The Bill of Sale executed by the Selling Parties;

(3)	The Fuel Supply Agreement executed by RPC;

(4)	The Interconnection Assignment Agreement executed by RPC and consented to by all required parties;

(5)	The Joint Use Agreement executed by RPC;

(6)	The Joint Operating Committee Agreement by RPC;

(7)	The Energy Supply Agreement executed by RPC;

(8)	The Quitclaim Deed executed and acknowledged by RPC;

(9)	The Reciprocal Easement Agreement executed and acknowledged by RPC;

(10)	The Recovery Boiler Agreement executed by RPC;

(11)	The Shared Services Agreement executed by RPC;

(12)	The Undivided Ownership Agreement executed by all required parties other than Buyer;

(13)	The NewPage Guaranty executed by NewPage Corporation;

(14)	The Non-Solicitation Agreement executed by RPC;

(15)	A certificate signed by the President or a Vice President of RPC and the general partner of Seller, each solely on behalf of itself, and dated the Closing Date as to the matters set forth in Sections 6.1(1), 6.1(2) and 6.1(12);

(16)	Consents, waivers or approvals obtained by the Selling Parties from third parties in connection with this Agreement;

(17)	Terminations or releases of Liens on the Purchased Assets that are not Permitted Liens and a subordination of the Selling Parties’ Affiliates’ lender’s liens on the Easement Rights;

(18)	A good standing certificate with respect to each Selling Party (dated as of a recent date prior to the Closing Date), issued by the applicable Secretary of State;

(19)	A copy, certified by an authorized officer of each of RPC and the general partner of Seller, of the resolutions authorizing the execution and delivery of this

Agreement and the Ancillary Agreements and instruments attached as Exhibits to this Agreement and to the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, together with a certificate by the Secretary of each of RPC and the general partner of Seller as to the incumbency of those officers authorized to execute and deliver this Agreement and the Ancillary Agreements on behalf of the Selling Parties;

(20)	The Documents, either physically at the Closing or through electronic access;

(21)	A letter from AECOM permitting Buyer to rely on the AECOM “Phase I Environmental Assessment, Rumford Mill, Rumford, Maine” (AECOM Project No. 60188893, January 2011);

(22)	Such other agreements, documents, instruments and writings as are required to be delivered by the Selling Parties at or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement; and

(23)	All instruments of transfer Buyer reasonably determines are appropriate to consummate the transactions contemplated by this Agreement in form and substance reasonably satisfactory to Buyer to vest in Buyer all of the Selling Parties’ rights, title and interests in the Purchased Assets to be transferred to Buyer pursuant to, and in accordance with, the terms and conditions of this Agreement.

7.4 Buyer’s Deliveries. At the Closing, Buyer will deliver the following:

(1)	The Cash Purchase Price, paid in the manner provided in Section 2.6;

(2)	The Secured Note executed by Buyer;

(3)	The Mortgage executed and acknowledged by Buyer;

(4)	The Security Agreement executed by Buyer;

(5)	The Assignment and Assumption Agreement executed by Buyer;

(6)	The Bill of Sale executed by Buyer;

(7)	The Fuel Supply Agreement executed by Buyer;

(8)	The Interconnection Assignment Agreement, as applicable, executed by Buyer and consented to by all required parties;

(9)	The Joint Use Agreement executed by Buyer;

(10)	The Joint Operating Committee Agreement by Buyer;

(11)	The Energy Supply Agreement executed by Buyer;

(12)	The Recovery Boiler Agreement executed by Buyer;

(13)	The Reciprocal Easement Agreement executed and acknowledged by Buyer;

(14)	The Shared Services Agreement executed by Buyer;

(15)	The Undivided Ownership Agreement executed by all required parties other than RPC;

(16)	The Non-Solicitation Agreement executed by Buyer and ReEnergy Holdings LLC;

(17)	All other instruments of assignment or conveyance as are reasonably required by either Selling Party in connection with the transfer of the Purchased Assets to Buyer in accordance with this Agreement;

(18)	A certificate signed by the President or a Vice President of Buyer and dated the Closing Date as to the matters set forth in Sections 6.2(1), 6.2(2) and 6.2(6);

(19)	A good standing certificate with respect to Buyer and ReEnergy Holdings LLC (dated as of a recent date prior to the Closing Date), issued by the Secretary of State for the State of Delaware;

(20)	A copy, certified by an authorized officer of Buyer, of the resolutions authorizing the execution and delivery of this Agreement and the Ancillary Agreements and instruments attached as Exhibits to this Agreement and to the Ancillary Agreements, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, together with a certificate by the managing member of Buyer as to the incumbency of those officers authorized to execute and deliver this Agreement and the Ancillary Agreements;

(21)	The ReEnergy Guaranty executed by ReEnergy Holdings LLC;

(22)	Consents, waivers or approvals obtained by Buyer from third parties in connection with this Agreement; and

(23)	Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or any Ancillary Agreement.

ARTICLE 8

TERMINATION

8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing, effective at the time specified by the terminating Party in its notice of termination to the other Party:

(1)	By mutual consent of Buyer and the Selling Parties.

(2)

By either Buyer or either Selling Party if the transactions contemplated by this Agreement have not been consummated on or before June 30, 2011 (“Expiration Date”), except that a Party seeking to terminate may not do so if it has failed to perform any material obligation under this Agreement (including Section 5.5) or to fulfill any material condition under this Agreement within the control of that Party and that failure has been the proximate cause of, or has resulted in, the failure to complete the transactions contemplated by this Agreement on or before the Expiration Date. Upon notice to the other Party, either Party may extend the Expiration Date for a period of up to sixty (60) days if the Closing shall not have occurred by June 30, 2011 solely due to Governmental Authority’s failure to issue a Final Order, provided such failure is not attributable to the acts or omissions of the Party seeking to extend the Expiration Date.

(3)	By Buyer:

(a)	If one or more of the conditions in Section 6.1 cannot be satisfied and have not been waived by Buyer; or

(b)	If either Selling Party has breached any material covenant, representation, warranty or other provision in this Agreement that can be cured and is not cured as soon as reasonably practicable and in any event within 45 days after notice of the breach is given by Buyer to the Selling Parties; or

(c)	Pursuant to Section 5.9; or

(d)	Pursuant to Section 5.12.3; or

(e)	Pursuant to Section 5.13.2.

(4)	By either Selling Party:

(a)	If one or more of the conditions in Section 6.2 cannot be satisfied and have not been waived by the applicable Selling Party; or

(b)	If Buyer has breached any material covenant, representation, warranty or other provision in this Agreement that can be cured and is not cured as soon as reasonably practicable and in any event within 45 days after notice of the breach is given by either Selling Party to Buyer; or

(c)	Pursuant to Section 5.9; or

(d)	Pursuant to Section 5.13.2.

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, the provisions of this Agreement will immediately become void and of no further force and effect from and after the date of termination, except that the provisions of the Confidentiality Agreement and the rights of Buyer and the Selling Parties set forth in Section 10.11 and the last sentence of this Section 8.2 will survive termination of this Agreement. The right of either Party to terminate this Agreement will be in addition to and not in lieu of any other remedies of Buyer or either Selling Party available at law or in equity in respect of any breach of any covenant or agreement in this Agreement occurring prior to the date of termination of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Survival.

9.1.1 Representations and Warranties. The representations and warranties of the Parties in this Agreement will terminate and expire 18 months after the Closing Date, except that (i) the Selling Parties’ and Buyer’s respective representations and warranties in Sections 3.2, 3.3, 3.7, 3.8.1, 4.2, 4.3 and 4.6 will terminate and expire 36 months after the Closing Date, (iii) the Selling Parties’ representations and warranties in 3.11 will terminate and expire 60 months following the Closing Date (subject to Section 9.1.3), (iv) the Selling Parties’ representations and warranties in Section 3.14 will terminate and expire ninety (90) days following the expiration of the applicable statue of limitations for the assertion by any Person (including Governmental Authorities) of claims that would give rise to indemnification under this Article 9, and (v) the Selling Parties’ and Buyer’s representations and warranties in Sections 3.18 and 4.8 will survive the Closing indefinitely.

9.1.2 Covenants. Either party’s right to seek indemnification for a breach of a covenant under this Agreement will survive the Closing indefinitely. The Parties obligation to perform and/or abide by the covenants set forth in Sections 5.2, 5.3.1, 5.5, 5.6, 5.8, 5.9, 5.12, 5.13, 5.14.1, 5.16, 5.17, 5.18, and 5.19 will terminate and expire at the Effective Time, (ii) the Selling Parties’ obligations to perform and/or abide by the covenants under Section 5.1 will terminate and expire 30 days after the Effective Time, (iii) the Selling Parties’ obligation to perform and/or abide by the covenants under Section 5.3.2 will terminate and expire five years after the Effective Time, (iv) the Parties’ obligation to perform and/or abide by the covenants under Section 5.3.3 will terminate and expire seven years after the Effective Time; and (v) Buyer’s obligations to perform and/or abide by the covenants set forth under Section 5.14.2.1(i) shall expire on May 2, 2013. All other covenants of the Parties will survive indefinitely unless a shorter survival period is provided for in this Agreement.

9.1.3 Historical Environmental Liabilities. For purposes of absolute clarity, the Selling Parties’ indemnification obligations for Historical Environmental Liabilities under this Article 9 shall not extend beyond May 1, 2013, notwithstanding a breach of Section 3.11.

9.1.4 Notice. Notwithstanding anything else to the contrary in this Article 9, any claim for indemnification under this Article 9 will be valid only if the Party seeking indemnification notifies the other Party of the basis for the claim within the applicable survival period provided in Section 9.1.1 and 9.1.3; otherwise the claim will be deemed to have been waived by the Party seeking indemnification. Notwithstanding the foregoing, with respect to any claim for indemnity delivered on or prior to the applicable survival period provided in Section 9.1.1 and 9.1.3, the matters that are the subject of such indemnification claim shall survive with respect to such claim until such claim is fully and finally resolved or settled by written agreement of the Parties.

9.2 Indemnification By the Selling Parties. From and after the Effective Time, subject to the provisions of this Article 9, the Selling Parties, jointly and severally, will indemnify and hold Buyer and each of its Affiliates, and each of their respective directors, partners, shareholders, officers and employees (collectively, the “Buyer Group”), harmless from and against any Liabilities imposed upon or suffered or incurred by any of them which are based upon or arise out of or in connection with:

(a)

Any misrepresentation or inaccuracy of a representation or warranty made by a Selling Party in this Agreement, excluding Liabilities (other than Liabilities arising in connection with the Selling Parties’ fraud or intentional misrepresentation)

arising under Section 3.8.1 that result from a Lien or other risk covered by a standard form ALTA 2006 Owner’s Policy of Title Insurance with the endorsements listed on Exhibit 9.2, (i) regardless of whether a Title Policy is obtained by Buyer or whether the Title Policy obtained by Buyer includes those endorsements and regardless of the dollar limits of Title Policy coverage selected by Buyer and (ii) disregarding the application of the standard “Exclusions From Coverage” that relate to defects, liens, encumbrances, adverse claims, or other matters (1) created suffered, assumed or agreed to by Buyer or (2) not Known (as defined in the standard “Exclusions From Coverage”) to the title company issuing the Title Policy but Known (as defined in the standard “Exclusions From Coverage”) to Buyer and not disclosed in writing by Buyer to the title company prior to the date of the issuance of the Title Policy.

(b)	Any breach or non-fulfillment of any covenant or agreement on the part of either Selling Party in this Agreement,

(c)	Indemnifiable Environmental Liabilities, excluding (i) Indemnifiable Environmental Liabilities resulting from Buyer’s violation of Environmental Law or willful or reckless disregard of Prudent Industry Practices with respect to an Environmental Condition existing prior to the Effective Time; or (ii) Indemnifiable Environmental Liabilities with respect to the Environmental Condition described in Exhibit 1.1(F) directly or indirectly discovered or revealed as a result of a breach of Section 5.14.2.1; or (iii) Indemnifiable Environmental Liabilities with respect to the Environmental Condition described in Exhibit 1.1(F), to the extent that those Indemnifiable Environmental Liabilities result from the failure of Buyer, its successors or assigns, to observe the requirements of the Environmental Protocol to be agreed to by the Parties prior to the Closing Date, or

(d)	Historical Environmental Liabilities, excluding (i) Historical Environmental Liabilities resulting from Buyer’s violation of Environmental Law or willful disregard of Prudent Industry Practices with respect to an Environmental Condition existing prior to the Effective Time; or (ii) Historical Environmental Liabilities directly or indirectly discovered or revealed as a result of a breach of Section 5.14.2.1(i).

9.3 Indemnification By Buyer. From and after the Effective Time and subject to the provisions of this Article 9, Buyer will indemnify and hold the Selling Parties and their Affiliates, and each of their respective directors, partners, shareholders, officers and employees (collectively, the “Seller Group”), harmless from and against Liabilities imposed upon or suffered or incurred by any of them which are based upon or arise out of or in connection with:

(a)	Any misrepresentation or inaccuracy of a representation or warranty made by Buyer in this Agreement,

(b)	Any breach or non-fulfillment of any covenant or agreement on the part of Buyer in this Agreement (excluding Buyer’s breach or non-fulfillment of Section 5.14), or

(c)	Any Third Party Claim resulting from Buyer’s failure to perform under any Assumed Contract, Permit, Environmental Permit or Transferable Warranty under which Buyer is receiving benefits and that has not yet been assigned to Buyer as described Section 2.5, except to the extent such Liabilities could have been avoided through the exercise of reasonable care by the Selling Parties.

9.4 Indemnification Procedures.

9.4.1 Asserting a Claim. Without limiting the provisions of Section 9.1, if a Party (an “Indemnified Party”) wishes to assert a claim for indemnification against the other Party (the “Indemnifying Party”), the Indemnified Party will give notice to the Indemnifying Party, setting forth with particularity the basis for the claim, promptly after the Indemnified Party becomes aware of any fact, condition, or event which gives rise to a Claim for which indemnification may be sought under this Article 9. Failure to notify the Indemnifying Party will not relieve the Indemnifying Party of liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party has been materially prejudiced by the failure and except that nothing in this Agreement will be deemed to extend the time limits in Section 9.1. Each Indemnified Party will use commercially reasonable efforts to mitigate Liabilities for which it seeks indemnification under this Article 9.

9.4.2 Third Party Claims. If any lawsuit, enforcement action, demand or claim is brought or made by a Person who is not a member of the Seller Group or Buyer Group (a “Third Party Claim”) against an Indemnified Party which is the basis for an indemnification claim pursuant to Section 9.2 or 9.3, the Indemnifying Party may, if it so elects, take control of the defense and investigation of the Third Party Claim and to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the Third Party Claim, at the Indemnifying Party’s cost, risk and expense. Any election by the Indemnifying Party to take control of the defense and investigation of a Third Party Claim will not be deemed a waiver of the Indemnifying Party’s right to determine at a later date that the Third Party Claim is not entitled to indemnification under this Agreement, in which case Indemnifying Party may, in the exercise of its sole discretion, determine not to continue to defend that Third Party Claim and any action taken by the Indemnifying Party in connection with that determination will be undertaken in a manner so as not to materially prejudice the defense or the rights of the Indemnified Party. The Indemnified Party will cooperate with the Indemnifying Party so as to minimize the risk of any such prejudice. The Indemnified Party will cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of any Third Party Claim and any resulting appeal, including (a) furnishing such records, information and testimony, and attending such conferences, discovery proceedings, hearings, trials and appeals, as reasonably may be requested in connection with the Third Party Claim, (b) affording access during normal business hours to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information which are reasonably relevant to the Third Party Claim, and (c) making its employees available on a mutually convenient basis to provide additional information and explanation of any material provided to the Indemnifying Party under this Agreement. The Indemnified Party nevertheless may, at its own cost, participate in the investigation, trial and defense of a Third Party Claim or any resulting appeal.

9.4.3 Indemnity Payments. Each indemnification payment required to be made by the Selling Parties to Buyer under this Article 9 (“Indemnity Payment”) will be payable fifty percent (50%) in cash with the remaining fifty percent (50%) paid to a member of the Buyer Group by reducing Buyer’s next payment obligation, if any, under the Secured Note by an amount equal to fifty percent (50%) of such Indemnity Payment. Notwithstanding the foregoing, if Buyer’s next payment obligation under the Secured Note is less than fifty percent (50%) of an Indemnity Payment, the balance of that Indemnity Payment will be applied to subsequent payment obligations under the Secured Note in full in the order in which they become due. If the Indemnity Payment reduces amounts owed under the Secured Note to zero or if the Secured Note has been paid in full at the time the Indemnity Payment becomes due and owing, then the remaining balance of the Indemnity Payment shall be paid to the Buyer in cash. The Selling Parties’ acknowledge and agree that no interest shall accrue on any amount due under the Secured Note that is to be reduced by an Indemnity Payment. The Selling Parties may also set off against any cash payment contemplated by this Section 9.4.3 any amounts then due but unpaid under the Secured Note.

9.5 Settlement and Defense of Third Party Claims. If the Indemnifying Party has assumed control of, and is diligently proceeding with, the defense of a Third Party Claim pursuant to Section 9.4.2, the Indemnifying Party may consent to a settlement or compromise of, or the entry of any monetary judgment arising from, the Third Party Claim without the prior consent of the Indemnified Party if, and only if, the proposed settlement, compromise or entry (a) does not contain an admission of guilt or wrongdoing on the part of the Indemnified Party, (b) does not provide for any remedy or sanction against the Indemnified Party other than the payment of money which the Indemnifying Party agrees to pay and does pay in full, and (c) the Indemnified Party and its Affiliates are released by all parties asserting the Third Party Claim from all Liabilities that are or could have been alleged, claimed or demanded in the Third Party Claim to the reasonable satisfaction of the Indemnified Party. If the Indemnifying Party does not assume the defense of the Third Party Claim in accordance with Section 9.4 within 10 Business Days after receipt of notice of the Third Party Claim, the Indemnified Party may at the expense of the Indemnifying Party defend the Third Party Claim. If the Indemnified Party controls the defense of the Third Party Claim pursuant to the preceding sentence, prior to the settlement of any Third Party Claim, the Indemnified Party shall provide the Indemnifying Party notice of such settlement and shall provide the Indemnifying Party reasonable information pertaining to the Indemnified Party’s defense of the Third Party Claim. The Parties shall cooperate in good faith and take reasonable steps to preserve the attorney-client privilege, provided, however and notwithstanding the foregoing, the Indemnified Party shall be under no obligation to take any action that would constitute (in the Indemnified Party’s reasonable opinion) a waiver of the attorney-client privilege. Upon receipt of such notice and information, the Indemnifying Party shall promptly (taking into account the circumstances surrounding the proposed settlement), but no longer than 10 Business Days, inform the Indemnified Party if the Indemnifying Party elects to assume control of the defense of the Third Party Claim. If the Indemnifying Party elects to assume control of the defense of the Third Party Claim, the Indemnified Party shall relinquish control of the defense of the Third Party Claim if the Indemnified Party’s defense of the Third Party Claim would not be materially prejudiced thereby. The Indemnifying Party’s assumption of the control of the defense of any Third Party Claim shall at all times remain subject to the terms of Section 9.4 and 9.5. If the Indemnifying Party elects not to assume control of the Third Party Claim or the Indemnified Party’s defense of the Third Party Claim would be materially prejudiced by relinquishing the defense of the Third Party Claim to the Indemnifying Party, the Indemnified Party may settle any such Third Party Claim in its reasonable discretion.

9.6 Adjustment to Purchase Price. Amounts paid with respect to indemnification pursuant to Section 9.2 or 9.3 will be treated as an adjustment to the Purchase Price, and the Parties will make appropriate adjustments to the allocation of the Purchase Price pursuant to Section 2.8.

9.7 General Limitations.

9.7.1 Basket. The Selling Parties will not be liable to any member of the Buyer Group for any Liabilities under Section 9.2(a), and Buyer will not be liable to any member of the Selling Group for any Liabilities under Section 9.3(a), unless and until the aggregate cumulative amount of those Liabilities exceeds 1% of the Cash Purchase Price and the initial principal amount of the Secured Note (“Basket”), and will then be liable only to the extent that the aggregate cumulative amount of those Liabilities suffered or incurred by the Indemnified Party exceeds the Basket. This Section 9.7.1 does not apply to (i) indemnifiable Liabilities suffered by Buyer as a result of a Selling Party’s breach of Sections 3.2, 3.3, 3.14 or 3.18; (ii) indemnifiable Liabilities suffered by either Selling Party as a result of Buyer’s breach of Sections 4.2, 4.3 or, 4.8, (iii) indemnifiable Liabilities suffered by either Party as a result of the other Party’s failure to pay or otherwise discharge any Tax for which it is liable pursuant to this Agreement; or (iv) fraud or intentional misrepresentation.

9.7.2 Cap. In no event will the aggregate amount of the Selling Parties’ cumulative Liabilities under Section 9.2(a), or the aggregate amount of Buyer’s cumulative Liabilities under Section 9.3(a), exceed 20% of the Cash Purchase Price and the initial principal amount of the Secured Note (“Cap”). This Section 9.7.2 does not apply to (i) indemnifiable Liabilities suffered by Buyer as a result of either Selling Party’s breach of Section 3.2, 3.3, 3.14 or 3.18; (ii) indemnifiable Liabilities suffered by either Selling Party as a result of Buyer’s breach of Section 4.2, 4.3, or 4.8, (iii) indemnifiable Liabilities suffered by either Party as a result of the other Party’s failure to pay or otherwise discharge any Tax for which it is liable pursuant to this Agreement; or (iv) fraud or intentional misrepresentation.

9.7.3 Further Clarification. For purposes of absolute clarity, (i) nothing in this Agreement shall be deemed to limit any Party’s Liabilities under Section 9.2(b), 9.2(c), 9.2(d), 9.3(b) or 9.3(c), even if such Liabilities could also be characterized as Liabilities under Section 9.2(a) or 9.3(a), as applicable, and (ii) all Liabilities shall be aggregated among all members of the Seller Group or all members of the Buyer Group, as applicable, for purposes of determining whether the Basket or Cap has been reached. For the sole purpose of calculating the Basket, any qualification or limitation of a representation, warranty or covenant by reference to materiality of matters stated therein or as to matters having or not having a “Material Adverse Effect” or words of similar effect, will be disregarded.

9.7.4 Limitation. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY LAW, NO PARTY WILL, IN ANY EVENT, BE LIABLE TO THE OTHER PARTY, EITHER IN CONTRACT OR IN TORT, FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES OF THE OTHER PARTY, INCLUDING LOSS OF FUTURE REVENUE, INCOME, OR PROFITS, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT OR OTHERWISE, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY. THE EXCLUSION OF CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, AND PUNITIVE DAMAGES AS SET FORTH IN THE PRECEDING SENTENCE DOES NOT APPLY TO ANY SUCH DAMAGES SOUGHT BY THIRD PARTIES AGAINST BUYER OR ANY OF THE SELLING PARTIES, AS THE CASE MAY BE, IN CONNECTION WITH ANY LIABILITY THAT MAY BE INDEMNIFIED PURSUANT TO THIS ARTICLE 9.

9.7.5 Collateral Sources. In calculating the amount of Liabilities for which an Indemnified Party is entitled to indemnification under Section 9.2 or 9.3, as applicable, the amount of indemnifiable Liabilities will be reduced by (a) any insurance proceeds net of expenses actually received by the Indemnified Party from an insurance carrier with respect to those Liabilities, provided that if the Indemnified Party fails to either diligently pursue any such insurance proceeds reasonably available to it or to assign a valid right to the Indemnifying Party to pursue such insurance proceeds, the Indemnifying Party’s obligation will be reduced by the amount of insurance proceeds reasonably available to the Indemnified Party, and (b) any amounts actually received by the Indemnified Party from third parties with respect to Liabilities pursuant to indemnification, warranty or other similar rights, provided that if the Indemnified Party fails to diligently pursue such rights, the Indemnifying Party’s obligation will be reduced by the amounts available to the Indemnified Party. If any Liabilities for which indemnification is actually provided by an Indemnifying Party to an Indemnified Party under Section 9.2 or 9.3, as applicable, are subsequently reduced by or the cause or source of any insurance payment or recovery from a third party, the Indemnified Party will promptly remit the amount of the payment or recovery to the Indemnifying Party. Any reduction of Liabilities due to proceeds received by an Indemnified Party from a third party or from its own insurance carrier, and thus either not paid by or reimbursed to the Indemnifying Party, will not be counted or otherwise apply in determining the aggregate cumulative amount of Liabilities of the Indemnified Party that count toward the Basket or the Cap.

9.7.6 Additional Limitations.

9.7.6.1 Disclaimer of Liability of the Selling Parties. For the purposes of absolute clarity, except as otherwise specifically agreed elsewhere in this Agreement or in any Ancillary Agreement, except to the extent related to, caused by or resulting from the acts or omissions of the Selling Parties, its Affiliates and/or their Representatives and subject in all cases to the indemnification obligations of the Selling Parties pursuant to Section 9.2 of this Agreement, neither Selling Party will be liable under this Agreement for any (a) Assumed Liabilities; (b) Environmental Conditions first existing or arising with respect to the Purchased Assets on or after the Effective Time and unrelated to Historical Environmental Liabilities or Indemnifiable Environmental Liabilities; (c) Liabilities resulting from Buyer’s violation of Environmental Law; (d) Liabilities accruing or arising on or after the Effective Time (i) under any FERC Orders or Independent System Operator–New England Orders applicable to the Purchased Assets or that otherwise affect or govern the rates, services or operations of the Purchased Assets or their saleable output, or (ii) imposed on Buyer or on the Purchased Assets, in connection with any Required Regulatory Approval; (e) Liabilities associated with the Purchased Assets in respect of Taxes for which Buyer is liable pursuant to Section 2.7 or 5.7; or (f) for other Liabilities with respect to the ownership, possession, use or operation of the Purchased Assets first arising and to be performed on or after the Effective Time.

9.7.6.2 Disclaimer of Liability of Buyer. For the purposes of absolute clarity, except as otherwise specifically agreed elsewhere in this Agreement or in any Ancillary Agreement, except to the extent related to, caused by or resulting from the acts or omissions of the Buyer, its Affiliates and/or their Representatives and subject in all cases to the indemnification obligations of the Buyer pursuant to Section 9.3 of this Agreement, Buyer will not be liable under this Agreement (a) for Liabilities relating to or arising from any Excluded Liability; (b) Liabilities arising from or relating to any breach or violation of Assumed Contracts, Transferable Permits and Transferable Environmental Permits by the Selling Parties prior to the Effective Time or default under such Assumed Contracts, Transferable Permits and Transferable Environmental Permits by the Selling Parties prior to the Effective Time; (c) Liabilities associated with the Purchased Assets in respect of Taxes for which the Selling Parties are liable pursuant to Section 2.7 or 5.7; or (d) for other Liabilities with respect to the ownership, possession, use or operation of the Purchased Assets first arising or to be performed prior to the Effective Time, exclusive of the Assumed Liabilities.

9.8 Exclusive Remedies. From and after the Effective Time, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation or warranty in this Agreement or any covenant or agreement to be performed under this Agreement on or prior to the Effective Time, will be indemnification in accordance with this Article 9, as applicable. In furtherance of the foregoing, each Selling Party and Buyer waive, to the fullest extent permitted by Law, all other rights, claims, and causes of action (including any rights of contributions) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement (including any tort or breach of contract claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the other arising under or based upon any Law (including any Environmental Law), common law, or otherwise. For the avoidance of doubt, indemnification in accordance with this Article 9 will not be the sole or exclusive remedy for post-Closing breaches of covenants that survive the Closing.

ARTICLE 10

MISCELLANEOUS

10.1 Entire Agreement; Amendment. This Agreement and the Ancillary Agreements (including their Exhibits and Schedules) constitute the complete and entire agreement between the Parties with respect to its subject matter and will supersede all previous oral and written negotiations and commitments and any other writings with respect to the subject matter of this Agreement, and there are no agreements, representations or warranties between the Parties other than the Confidentiality Agreement. This Agreement cannot be modified or amended except in writing duly executed by each Party.

10.2 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed to have been given (a) when delivered personally, (b) one Business Day after being sent by electronic mail, (c) one Business Day after being sent by nationally recognized overnight delivery service, (d) when sent by facsimile transmission, if the sending facsimile machine receives and prints a confirmation of receipt by the receiving facsimile machine, or (e) upon receipt after being deposited in the United States mail, certified and with proper postage prepaid, addressed as follows:

If to Buyer: ReEnergy Rumford LLC 20 Century Hill Drive, Suite 203 Latham, NY 12110 Attn.: William H. Ralston, Esq. wralston@reenergyholdings.com	If to Seller or RPC: Rumford Paper Company 35 Hartford Street Rumford, Maine 04276 Attn.: Gerald A. LeClaire gerald.leclaire@newpagecorp.com

And: ReEnergy Holdings LLC 20 Century Hill Drive, Suite 203 Latham, NY 12110 Attn.: William H. Ralston, Esq. wralston@reenergyholdings.com	And: NewPage Corporation 8540 Gander Creek Drive Miamisburg, OH 45342 Attn: General Counsel doug.cooper@newpagecorp.com

With a courtesy copy to: Brian A. Betancourt, Esq. Alston & Bird LLP 90 Park Avenue New York, New York 10016 brian.betancourt@alston.com	With a courtesy copy to: Bonnie L. Martinolich, Esq. Preti Flaherty LLP One City Center Portland, Maine 04101 bmartinolich@preti.com

Any Party may change the address to which notices or other communications are to be directed to it by giving notice of the change to the other Party in the manner provided in this Section 10.2. Courtesy copies are for convenience only and failure to provide a courtesy copy does not alter the effectiveness of a notice or other communication given in accordance with this Section 10.2.

10.3 Consents and Approvals. Unless otherwise specifically indicated, wherever the consent or approval of either Party is required or permitted in this Agreement, the consent or approval must be in writing and may not be unreasonably withheld, delayed or conditioned.

10.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts (which may be by facsimile or electronic transmission), each of which will be deemed to be original, but all of which together will constitute one and the same instrument.

10.5 Parties in Interest; Assignment. This Agreement and all of the provisions of this Agreement will be binding upon, will inure to the benefit of, and will be enforceable by the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by either Party without the prior consent of the other Party.

10.6 No Waiver. Except as otherwise expressly provided in this Agreement, the failure of any Party to enforce any provision of this Agreement on any occasion will not be construed as a waiver of that provision on any other occasion, nor to affect the validity of that or any other provision of this Agreement. No waiver of any breach of this Agreement will be deemed to be a waiver of any other or subsequent breach.

10.7 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing in this Agreement expressed or implied will give or be construed to give to any Person, other than the Parties and their permitted assigns, any legal or equitable rights under this Agreement, except as otherwise expressly provided in Article 9.

10.8 Good Faith. The Parties covenant to act in good faith and in a commercially reasonable manner under this Agreement.

10.9 Governing Law. This Agreement will be construed in accordance with, and the legal relations among the Parties will be governed by, the Laws of the State of Maine as applicable to agreements executed and fully performed in the State of Maine.

10.10 Consent to Jurisdiction and Venue. Each Party consents to the exclusive jurisdiction and venue of any Federal Court in Maine or any state court located in Portland, Maine for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Agreement, or to any transaction contemplated by this Agreement. Each Party accepts, generally and unconditionally, the exclusive jurisdiction and venue of those courts and waives any objection as to venue, and any defense of forum non conveniens.

10.11 Disclosures and Announcements. Public announcements and releases of information concerning the transactions contemplated in this Agreement by Buyer or either Selling Party, including regulatory communications, will be subject to the cooperation and approval of both Parties in all essential respects.

10.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or other Representative of either Selling Party or their Affiliates will have any liability for any obligations, liabilities or other Liabilities of either Selling Party under this Agreement or the Ancillary Agreements, of or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement or the Ancillary Agreements. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, agent, attorney or other Representative of Buyer or its Affiliates will have any liability for any obligations, liabilities or other Liabilities of Buyer under this Agreement or the Ancillary Agreements, of or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement or the Ancillary Agreements.

10.13 Exhibits. The various forms attached as Exhibits are believed by the Parties to be substantially completed and will be modified in writing by the Parties, acting reasonably and in good faith, as needed to reflect additional facts, circumstances and information discovered or developed after the Execution Date and prior to the Closing. Those Exhibits that are not attached to this Agreement on the Execution Date will be negotiated and completed by the Parties for attachment to this Agreement at or prior to the Closing.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers or representatives, as of the day and year first above written.

REENERGY RUMFORD LLC		RUMFORD COGENERATION COMPANY LIMITED PARTNERSHIP

By: Rumford Cogeneration, Inc.
By:	/s/ William H. Ralston

Print Name:	William H. Ralston	By:	/s/ George F. Martin

Title:	Chief Risk Officer	Print Name:	George F. Martin

		Title:	President and Chief Executive Officer

RUMFORD PAPER COMPANY

		By:	/s/ George F. Martin

		Print Name:	George F. Martin

		Title:	President and Chief Executive Officer

LIST OF EXHIBITS

1.1(A)	Form of Assignment and Assumption Agreement****	1.1(S)	Summary Terms for Shared Services Agreement ***

1.1(B)	Form of Bill of Sale****	1.1(T)	Summary Terms for Undivided Ownership Agreement ***

1.1(C)	Buyer Required Regulatory Approvals	2.1(1)	Real Property *

1.1(D)	Summary Terms for Energy Supply Agreement ***	2.1(2)	Personal Property **

1.1(E)	Summary Terms for Fuel Supply Agreement ***	2.1(3)(A)	Purchased Inventory **

1.1(F)	Indemnifiable Environmental Conditions	2.1(3)(B)	Excluded Inventory **

1.1(G)	Summary Terms of the Joint Operating Committee Agreement***	2.1(4)	Assumed Contracts

1.1(H)	Summary Terms for Joint Use Agreement ***	2.1(5)	Transferable Permits

1.1(I)	Summary Terms for Mortgage ***	2.1(6)	Transferable Environmental Permits

1.1(J)	Form of NewPage Guaranty****	2.1(8)	Undivided Ownership Assets

1.1(K)	Non-Solicitation Agreement	2.1(13)	Other Purchased Assets

1.1(L)	Permitted Liens*	2.2	Other Excluded Assets

1.1(M)	Form of Quitclaim Deed*	2.6.1	Summary Terms for Secured Note ***

1.1(N)	Summary Terms for Reciprocal Easement Agreement***	2.8	Allocation of the Purchase Price *

1.1(O)	Summary Terms for Recovery Boiler Agreement ***	5.10	Summary Terms for Interconnection Assignment Agreement *

1.1(P)	Form of ReEnergy Guaranty****	5.14.2(A)	Real Property Subject to Restricted Activity

1.1(R)	Seller Required Regulatory Approvals	5.14.2(B)	Real Property Subject to Restricted Activity

		5.15	RPC Separation Description **

		9.2	Title Policy Endorsements

*	To be provided after the Execution Date and at or prior to Closing.
**	To be provided at the Execution Date and updated at Closing.
***	Term Sheet to be provided at the Execution Date and developed into Ancillary Agreements to be executed at Closing.
****	To be negotiated by the Parties after the Execution Date and executed at Closing.

LIST OF SCHEDULES

2.6.1	Inventory Adjustment

3.3.2	Seller No Conflict

3.4	Seller Third Party Consents

3.5	Financial Records

3.7(A)	Exceptions to personal property title

3.7(B)	Personal property leases

3.8.1	Owned Real Property

3.8.3	Real Property Compliance with Laws and Permits

3.9(A)	Material Contracts

3.9(B)	Material Contracts Violations

3.10	Ordinary Course of Business Exceptions

3.11.2	Violations of Environmental Law

3.11.3	Exceptions to Environmental Permits

3.11.4	Environmental Claims

3.11.5	PRP/Releases

3.11.6	Hazardous Materials

3.12	Compliance with Laws

3.12.2	Permits and Compliance with Permits

3.13	Litigation

3.15.1	Exceptions to Intellectual Property Rights

3.15.2	Owned Intellectual Property

3.15.3	Licensed Intellectual Property

3.16	Insurance Policies

3.17	Labor Disturbances

4.3.2	No Conflict

4.4	Third Party Consents

4.9	Buyer Materials Adverse Effects

5.14.2.2	Buyer’s Proposed Improvements

A copy of the Exhibits and Schedules will be furnished supplementally to the Commission upon request.